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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                   FORM 8-K/A

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  ------------

                                 AMENDMENT NO. 1



       Date of Report (Date of Earliest Event Reported): September 5, 1997
                                                         -----------------

                          LEUCADIA NATIONAL CORPORATION
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             (Exact Name of Registrant as Specified in its Charter)


                                    NEW YORK
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                 (State or Other Jurisdiction of Incorporation)

        1-5721                                           13-2615557
------------------------                    ------------------------------------
(Commission File Number)                    (I.R.S. Employer Identification No.)


315 PARK AVENUE SOUTH, NEW YORK, N.Y.                               10010
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(Address of Principal Executive Offices)                          (Zip Code)


                                 (212) 460-1900
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              (Registrant's Telephone Number, Including Area Code)


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          (Former Name or Former Address, if Changed Since Last Report)

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NYFS04...:\30\76830\0227\1980\FRM9027K.59A

                                EXPLANATORY NOTE

This Report on Form 8-K/A amends and restates in its entirety the Current Report on Form 8-K of Leucadia National Corporation (the "Company") dated September 5, 1997.


Item 5.     Other Events.
-------     -------------

On April 30, 1997, the Company signed an agreement to sell its subsidiaries, Colonial Penn Life Insurance Company and Providential Life Insurance Company and certain related assets, including its health insurance operations, to Conseco, Inc. ("Conseco") for $460,000,000, including $400,000,000 in notes collateralized by non-cancelable letters of credit and $60,000,000 in cash. These companies are principally engaged in the sale of graded benefit life insurance policies through direct marketing and agent-sold Medicare supplement insurance. The sale was consummated on September 30, 1997.

The operations which were sold to Conseco represented a separate major line of business and their assets, results of operations, and activities had been clearly distinguished, physically and operationally and for financial reporting purposes, from the other assets, results of operations, and activities of Leucadia National Corporation. These businesses comprised over 90% of the pre-tax profits of the life insurance segment. The other businesses which comprise the remainder of the life insurance segment, were not sold, and consist of the Company's variable annuity business, which is conducted through Charter National Life Insurance Company and Intramerica Life Insurance Company. Accordingly the operations sold to Conseco had been classified as discontinued operations as of January 1, 1997.

The Company's financial statements contained in its 1996 Annual Report on Form 10-K have been restated in this Form 8-K/A to reflect such operations as discontinued operations.

Selected Financial Data.
------------------------

The following selected financial data have been summarized from the Company's consolidated financial statements and are qualified in their entirety by reference to, and should be read in conjunction with, such consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations," below.


                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                            1996        1995        1994       1993         1992
                                            ----        ----        ----       ----         ----
                                                  (In thousands, except per share amounts)
SELECTED INCOME
STATEMENT DATA: (a)
   Revenues                             $1,276,329  $1,347,786  $1,172,423  $1,175,888  $1,272,883
   Net securities gains (losses)            34,953      20,687      (8,440)     44,696      39,494
   Interest expense (b)                     53,931      52,819      43,999      39,442      38,476
   Insurance losses, policy benefits
     and amortization of deferred
     acquisition costs                     813,324     809,123     688,703     639,358     705,629
   Income from continuing operations
     before income taxes, minority
     expense of trust preferred
     securities, cumulative effects
     of changes in accounting
     principles and extraordinary
     loss                                   30,183      89,483      51,174     137,086      91,035
   Income from continuing
     operations before cumulative
     effects of changes in accounting
     principles and extraordinary loss      24,174     80,203       35,483      89,715      87,521
   Income from discontinued operations      31,341     27,300       35,353      26,544      43,086
   Cumulative effects of changes in
     accounting principles                      -          -            -      129,195          -
   Extraordinary loss from early
     extinguishment of debt, net of
     income tax benefit                     (6,838)        -            -           -           -
   Net income                               48,677    107,503       70,836     245,454     130,607
   Per share:
     Primary earnings (loss) per
        common and dilutive common
        equivalent share:
     Income from continuing oper-
        ations before cumulative
        effects of changes in
        accounting principles and
        extraordinary loss                    $ .40     $1.35        $ .61       $1.53      $1.79
     Income from discontinued
        operations                              .51       .46          .61         .45        .88
     Cumulative effects of changes
        in accounting principles                  -         -            -        2.21          -
     Extraordinary loss                        (.11)        -            -         -            -
                                              -----     -----        -----       -----      -----
     Net income                               $ .80     $1.81        $1.22       $4.19      $2.67
                                              =====     =====        =====       =====      =====

---------------------

Footnotes on following page.


                                                      YEAR ENDED DECEMBER 31,
                                                      -----------------------
                                         1996      1995       1994      1993      1992
                                         ----      ----       ----      ----      ----
                                             (In thousands, except per share amounts)
Fully diluted earnings (loss)
   per common share:
   Income from continuing operations
     before cumulative effects of
     changes in accounting principles
     and extraordinary loss              $ .40     $1.33      $ .64     $1.51     $1.78
   Income from discontinued operations     .51       .44        .57       .43       .88
   Cumulative effects of changes in
      accounting principles                -         -          -        2.10       -
   Extraordinary loss                     (.11)      -          -         -         -
                                         -----     -----      -----     -----     -----
     Net income                          $ .80     $1.77      $1.21     $4.04     $2.66
                                         =====     =====      =====     =====     =====



                                                                  AT DECEMBER 31,
                                                      ----------------------------------
                                           1996         1995         1994        1993          1992
                                           ----         ----         ----        ----          ----
                                                   (In thousands, except per share amounts)
SELECTED BALANCE SHEET DATA: (a)
   Cash and investments                $2,400,656   $2,381,087   $1,997,014   $2,174,405   $2,501,412
   Total assets                         4,331,361    4,265,516    3,819,703    3,849,530    3,460,078
   Debt, including current maturities     523,366      518,177      425,848      401,335      225,588
   Customer banking deposits              209,261      203,061      179,888      173,365      186,339
   Common shareholders' equity          1,118,107    1,111,491      881,815      907,856      618,161
   Book value per common share             $18.51       $18.47       $15.72       $16.27       $11.06
   Cash dividends declared per
     common share                            $.25         $.25         $.13         $.13         $.10


                                                    YEAR ENDED DECEMBER 31,
                                                    -----------------------
                                      1996      1995       1994      1993      1992
                                      ----      ----       ----      ----      ----
SELECTED INFORMATION ON
   PROPERTY AND CASUALTY
   INSURANCE OPERATIONS
   (Unaudited): (a)(c)
   GAAP Combined Ratio               105.0%    103.5%      99.1%     96.9%    101.7%
   SAP Combined Ratio                101.5%    101.2%      98.8%     93.7%    102.8%
   Industry SAP Combined Ratio (d)   105.8%    106.4%     108.4%    106.9%    115.7%
   Premium to Surplus Ratio (e)        1.6x      1.8x       1.9x      1.6x      2.0x


-----------------

(a) Data includes acquired companies from date of acquisition.

(b) Includes interest on customer banking deposits.

(c) Certain accident and health insurance business, which is included in the statutory results of operations of the property and casualty insurance segment and is reflected in the SAP Combined Ratio, is reported in the life insurance segment for financial reporting purposes and therefore is not included in the GAAP Combined Ratios reflected herein. The Combined Ratio does not reflect the effect of investment income. For 1996 and 1995, a change in the statutory accounting treatment for retrospectively rated reinsurance agreements was the principal reason for the difference between the GAAP Combined Ratios and the SAP Combined Ratios. Additionally in 1996, the difference relates to the accounting for certain expenses which are treated differently under statutory accounting principles ("SAP") and generally accepted accounting principles ("GAAP"). For 1993, the difference reflects the different treatment of certain costs for GAAP and SAP purposes. For 1992, the results of certain accident and health insurance business had a non-recurring income item which reduced the SAP Combined Ratio. In addition, in 1992 certain income credits were recognized only for GAAP purposes.

(d) Source: Best's Aggregates & Averages, Property/Casualty, 1997 Edition. Industry Combined Ratios may not be fully comparable as a result of, among other things, differences in geographical concentration and in the mix of property and casualty insurance products.

(e) Premium to Surplus Ratio was calculated by dividing statutory property and casualty insurance premiums written by statutory capital at the end of the year.

Management's Discussion and Analysis of Financial Condition and Results of Operations.
--------------------------------------------------------------------------

The purpose of this section is to discuss and analyze the Company's consolidated financial condition, liquidity and capital resources and results of operations. This analysis should be read in conjunction with the consolidated financial statements and related notes which appear elsewhere in this Report.


LIQUIDITY AND CAPITAL RESOURCES


Parent Company Liquidity

Leucadia National Corporation (the "Parent") is a holding company whose assets principally consist of the stock of its several direct subsidiaries. The Parent continuously evaluates the retention and disposition of its existing operations and investigates possible acquisitions of new businesses in order to maximize shareholder value. Accordingly, while the Parent does not have any material arrangement, commitment or understanding with respect thereto (except as disclosed in this Report), further acquisitions, divestitures, investments and changes in capital structure are possible. Its principal sources of funds are its available cash resources, bank borrowings, public financings, repayment of subsidiary advances, funds distributed from its subsidiaries as tax sharing payments, management and other fees, and borrowings and dividends from its regulated and non-regulated subsidiaries. It has no substantial recurring cash requirements other than payment of interest and principal on its debt, tax payments and corporate overhead expenses.

The Parent maintains the principal borrowings for the Company and its non-banking subsidiaries and has provided working capital to certain of its subsidiaries. These borrowings have primarily been made on an unsecured basis from banks through various credit agreement facilities and term loans, and through public financings. During the year ended December 31, 1996, the Company did not use its $150,000,000 bank credit agreement facilities, except for minor amounts borrowed to meet daily cash requirements. At December 31, 1996, there were no amounts outstanding under such bank credit agreement facilities. The Company's bank borrowings bear interest based on the prime rate or LIBOR.

In February 1997, the Company replaced these credit facilities and its $50,000,000 of outstanding bank term loans with a new contractual bank credit facility of $200,000,000. The new facility bears interest based on the prime rate or LIBOR and matures in February 2002.

In October 1996, the Company sold $135,000,000 principal amount of its newly authorized 7-7/8% Senior Subordinated Notes due 2006 in an underwritten public offering at 99.487% of the principal amount. As of December 31, 1996, $114,000,000 of the net proceeds were used to purchase $102,656,000 aggregate principal amount of the Company's 10-3/8% Senior Subordinated Notes due 2002 (the "10-3/8% Notes"), plus accrued interest, through a tender offer and in open market purchases. In the fourth quarter of 1996, the Company reported an extraordinary loss on early extinguishment of these 10-3/8% Notes of $6,838,000, net of income tax benefit of $3,682,000. The Company intends to retire the 10-3/8% Notes that remain outstanding either through open market purchases or through early redemption of the 10-3/8% Notes in June 1997. The refinancing of the 10-3/8% Notes will result in annual expense savings of approximately $2,600,000.

At December 31, 1996, a maximum of approximately $33,962,000 was available to the Parent as dividends from its regulated subsidiaries without regulatory approval. Additional amounts may be available to the Parent in the form of loans or cash advances from regulated subsidiaries, although no amounts were outstanding at December 31, 1996 or borrowed to date in 1997. There are no restrictions on distributions from the non-regulated subsidiaries; the Parent and its non-regulated subsidiaries had aggregate cash and temporary investments of approximately $194,500,000 at December 31, 1996. The Parent also receives tax sharing payments from subsidiaries included in its consolidated income tax return, including certain regulated subsidiaries. Because of the tax loss carryforwards available to the Parent and certain subsidiaries, together with current interest deductions and corporate expenses, the amount paid by the Parent for income taxes is substantially less than tax sharing payments received from its subsidiaries. In addition, the Parent receives payments from the regulated and non-regulated entities for services provided by the Parent. Payments from regulated subsidiaries for dividends, tax sharing payments and other services totaled approximately $104,400,000 ($19,858,000 from discontinued operations), for the year ended December 31, 1996.

On March 12, 1997, the Company called for redemption on April 11, 1997 all of its outstanding $100,000,000 5-1/4% Convertible Subordinated Debentures due 2003, at a redemption price of 102.625% of the principal amount of the Debentures, plus accrued interest. The funds to be used for this redemption are expected to be provided from general corporate funds available to the Parent.

Based on discussions with commercial and investment bankers, the Company believes that it has the ability to raise additional funds under acceptable conditions for use in its existing businesses or for appropriate investment opportunities. Since 1993, the Company's senior debt obligations have been rated as investment grade by Moody's Investors Service Inc., Standard & Poor's Corporation and Duff & Phelps Inc. Ratings issued by bond rating agencies are subject to change at any time.

Consolidated Liquidity

During each of the three years in the period ended December 31, 1996, the Company operated profitably and net cash was provided from operations.

The Company has entered into interest rate agreements to manage the impact of changes in interest rates on its variable rate debt and customer banking deposits. Counterparties to these agreements are major financial institutions, which the Company believes are able to fulfill their obligations; however, if they are not, the Company believes that any losses are unlikely to be material.

In April 1996, the Company formed PIB with PepsiCo, Inc to be the exclusive bottler and distributor of PepsiCo beverages in a large portion of central and eastern Russia, Kyrgyzstan and Kazakstan. The Company and PepsiCo have committed to make capital contributions to PIB of $79,500,000 and $26,500,000, respectively. As of December 31, 1996, the Company contributed $51,000,000; the balance was funded in January 1997. In February 1997, the Company, PepsiCo and PIB signed a term sheet with third party lenders to provide $90,000,000 of additional financing to Pepsi International Bottlers ("PIB"). Actual funding will require satisfactory negotiation and execution of definitive loan agreements, as well as, among other things, a license from the Russian Central Bank. Pending satisfaction of such requirements, bridge financing to

PIB to cover operating costs and capital expenditures will be necessary. The Company estimates that its share of the bridge financing should not exceed $30,000,000.

The Company has a 75% economic interest in PIB and PepsiCo owns the remaining 25%. Under the terms of the joint venture agreement, the Company and PepsiCo have equal voting rights over all significant aspects of PIB's operations. Accordingly, since the Company does not control PIB despite its larger economic interest, the Company accounts for its share of PIB's operating results under the equity method of accounting. The Company's equity in losses of PIB was $17,104,000 for the year ended December 31, 1996, resulting from significant start-up costs of this operation. The Company anticipates that PIB will continue to experience operating losses during the period that PIB is building production and distribution capacity and market share.

In July 1996, the Company committed to invest up to $25,000,000 for a 57.5% equity interest in an 809,000 square foot office building and garage and a minority interest in a Marriott hotel. This real estate project in Brooklyn, New York is currently under construction. The Company's equity investment is expected to be contributed toward the end of the anticipated two year construction period. The Empire Group will be a major tenant in the project, and as such will receive certain benefits, primarily from the City of New York, with a present value of approximately $36,000,000.

The Company's investments in Russia and Argentina are subject to foreign exchange and other risks. Investing in the emerging markets of Russia is subject to political risk and uncertainty concerning the government's ability to succeed in its program to convert to a market economy, both of which are beyond the Company's control. The Company's investments in Argentina and Russia are subject to foreign currency exchange risks, the volatility of the banking systems and securities markets in these countries, the overall health of their respective economies and the usual competitive factors experienced by companies.

The funds for the investments described above were or are expected to be provided from general corporate funds available to the Parent company.

In January 1997, the Company sold $150,000,000 aggregate liquidation amount of 8.65% trust issued preferred securities of its subsidiary, Leucadia Capital Trust I, (the "Trust"). These Company-obligated mandatorily redeemable preferred securities have an effective maturity date of January 15, 2027 and represent undivided beneficial interests in the Trust's assets, which consist solely of 8.65% Junior Subordinated Deferrable Interest Debentures due 2027 of the Company. The obligations of the Trust related to its preferred securities are fully and unconditionally guaranteed by the Company.

The investment portfolios of the Company's insurance subsidiaries are principally fixed maturity investments rated "investment grade" or U.S. governmental agency issued or guaranteed obligations, although limited investments in "non-rated" or rated less than investment grade securities have been made from time to time. The investment strategy of the insurance subsidiaries has been to maintain a high quality portfolio of publicly traded, fixed income securities with a relatively short duration. Principally as a result of increases in market interest rates during 1996, the unrealized gain on investments at the end of 1995 of approximately $30,086,000 (net of taxes) decreased to approximately $1,759,000 (net of taxes) as of December 31, 1996. While this has resulted in a decrease in shareholders' equity, it had no effect on results of operations or cash flows.

The Company provides collateralized automobile loans to individuals with poor credit histories. In 1996, the Company continued to experience increased competition resulting in reduced volume and increased loan losses. During 1996, the Company tightened its underwriting standards in an effort to improve its loan loss experience and increased the reserve maintained on this portfolio. The Company's investment in these loans was $96,338,000, $134,668,000 and $129,512,000 at December 31, 1996, 1995 and 1994, respectively.

The Company and certain of its subsidiaries have substantial loss carryforwards and other tax attributes. The amount and availability of tax loss carryforwards are subject to certain qualifications, limitations and uncertainties. In order to reduce the possibility that certain changes in ownership could impose limitations on the use of these carryforwards, the Company's certificate of incorporation contains provisions which generally restrict the ability of a person or entity from accumulating at least five percent of the Common Shares and the ability of persons or entities now owning at least five percent of the Common Shares from acquiring additional Common Shares. The Company has recognized as an asset (net of reserves) certain of the benefits of such loss carryforwards and other tax attributes. As described in the Notes to the Consolidated Financial Statements, significant additional amounts may be available under certain circumstances.

RESULTS OF OPERATIONS


The Company's most significant operations are its insurance businesses, where it is a specialty markets provider of property and casualty insurance to niche markets and of variable annuity ("VA") products. For the year ended December 31, 1996, the Company's insurance segments contributed 68% of total revenues and, at December 31, 1996, constituted 59% of total assets.

Earned premium revenues of the Colonial Penn P&C Group were approximately $497,100,000, $490,500,000 and $447,200,000, for the years ended December 31,
1996, 1995 and 1994, respectively. Earned premiums from voluntary automobile policies were 10.2% higher in 1996 and voluntary automobile policies in force increased 6.6% from December 31, 1995. Since the first quarter of 1995, the Colonial Penn P&C Group has been successful in growing its voluntary automobile business, principally through direct mail and referral marketing techniques. The increase in earned premium revenues was partially offset by reduced service business and the depopulation of state assigned risk automobile pools. The growth in earned premiums in 1995, as compared to 1994, principally resulted from service business and a modest increase in earned premiums related to voluntary automobile polices.

Earned premium revenues and commissions of the property and casualty insurance operations of the Empire Group were $326,400,000, $326,100,000 and $299,200,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Beginning in the fourth quarter of 1995, higher premium rates were charged on certain lines of business, including in 1996 amounts related to increased minimum automobile liability coverage required by New York State. Such rate increases were largely offset by a decrease in the number of policies in force. This decrease primarily resulted from the depopulation of the assigned risk pools and reduced volume in other lines of business that have not been profitable, primarily certain specialty programs within voluntary commercial automobile lines. In addition, the Empire Group has experienced increased competition, primarily in workers' compensation and commercial package policies, which has reduced volume. The increase in 1995 as compared to 1994 principally was attributable to growth in policies in force and increased premium rates. The majority of the growth in 1995 resulted from service business.

The Company's property and casualty insurance operations combined ratios as determined under GAAP and SAP were as follows:


                                    Year Ended December 31,
                                    -----------------------
                                    1996     1995      1994
                                    ----     ----      ----
       Colonial Penn P&C Group:
            GAAP                    98.6%    97.0%    96.1%
            SAP                     97.4%    97.3%    97.1%

       Empire Group:
            GAAP                   114.7%   113.0%   103.5%
            SAP                    107.9%   107.4%   101.3%

       Property and Casualty
       Insurance Group:
            GAAP                   105.0%   103.5%    99.1%
            SAP                    101.5%   101.2%    98.8%


The provision for insurance losses and policy benefits includes catastrophe losses, net of reinsurance recoveries, estimated at approximately $5,000,000, $4,600,000 and $18,300,000, for the years ended December 31, 1996, 1995 and
1994, respectively. The 1994 losses include approximately $11,700,000 related to the Northridge, California earthquake.

In 1996, the combined ratios of the Colonial Penn P&C Group increased due to increased levels of new voluntary automobile business for which higher loss reserves are provided than on renewal business and a retroactive adjustment to its New Jersey automobile pool involuntary assignment, offset in part by a favorable settlement of a special risk claim. The costs incurred to acquire new business combined with the related loss reserving policies depress operating results while the business grows. The Colonial Penn P&C Group believes that its strong underwriting procedures, emphasis on mature adult insureds and claims handling and settlement practices have enabled it to record combined ratios that compare favorably with the industry. The combined ratios for the Colonial Penn P&C Group increased slightly in 1995 as compared to 1994. The 1995 combined ratios reflected higher losses related to service business that were partially offset by increased service fee income. In addition, the combined ratios in 1995 were favorably affected by reduced catastrophe losses as compared to 1994.

The combined ratios of the Empire Group increased in 1996 due to high assessments from the New York State workers' compensation fund, severance benefits for certain employees, a reduction in the estimate of fees earned as a servicing carrier for the New York Public Automobile Pool and reduced assigned risk business, offset in part by an improved 1996 accident year loss ratio. The Empire Group believes that the improvement in the 1996 accident year loss ratio results from its efforts to increase the profitability of its product lines, primarily through rate increases and improved underwriting procedures. Included in the Empire Group's results for 1996 and 1995 were approximately $28,000,000 and $34,500,000, respectively, for reserve strengthening related to losses from prior accident years. In 1996, the reserve strengthening primarily related to voluntary commercial automobile and commercial package lines of business, while in 1995 the reserve strengthening primarily related to automobile and workers' compensation lines of business. In 1995, the Empire Group's combined ratios increased as compared to 1994 primarily due to the reserve strengthening.

The 1995 reserve strengthening included approximately $23,000,000 for private passenger automobile lines of business and $10,000,000 for workers' compensation lines of business. In early 1994, the private passenger automobile business increased significantly as a result of the acquisition of a large block of assigned risk business. The acquisition of this block of business nearly doubled the volume previously written by the Empire Group. Early in 1995, losses began to develop in this line of business that indicated a higher ultimate loss ratio than the Empire Group had experienced on similar blocks of assigned risk business from earlier periods, which experience formed the basis of the Empire Group's original loss estimate. The Empire Group believes the increased losses in this line resulted primarily from its inability to effectively process a much larger volume of claims from its significantly increased customer base. Consequently, claims investigation and file documentation were not conducted timely which led to higher claim costs. The Empire Group has implemented changes in its claim handling practices which it believes will result in a more timely and effective resolution of claims. With respect to workers' compensation lines, the Empire Group's policies provide insurance coverage to the employer if employees are able to successfully assert liability for employer negligence in providing a safe working environment. During 1995, a relatively small number of such claims with large dollar values emerged that had not been previously anticipated. The emergence of these claims, and the fact that the workers' compensation line of business is susceptible to the emergence of losses over an extended period, resulted in a revision of the Empire Group's estimate of ultimate losses and reserves were increased as soon as the change in development was identified.

The 1996 reserve strengthening included approximately $20,000,000 for voluntary commercial automobile lines of business and approximately $8,000,000 for commercial package lines of business. Beginning in 1992, the Empire Group entered into new market segments of the voluntary commercial business, including specialty programs for sanitation trucks, gas stations, fuel oil deliveries and limousines. Initially, the Empire Group based its loss ratio estimate upon its experience with similar lines of business, industry statistics and standard actuarial ultimate loss projection techniques, which consider expected loss ratios. During 1996, claims began to develop unfavorably and the Empire
Group used such claim development to revise the assumptions that formed the basis of actuarial studies and reserves were increased. With respect to commercial package lines, general liability claims for business written in 1992 through 1994 also developed unfavorably. These claims showed an increased frequency of losses as well as an increase in the time between the date the loss occurred and when the loss was reported compared to prior experience. General liability claims are susceptible to the emergence of losses over an extended period of time.

For the lines of business discussed above, as well as all other property and casualty lines of business, the Company employs a variety of standard actuarial loss projection techniques, statistical analyses and case-base evaluations to estimate its liability for unpaid losses. The actuarial projections include an extrapolation of both losses paid and incurred by business line and accident year and implicitly consider the impact of inflation and claims settlement patterns upon ultimate claim costs based upon historical patterns. These estimates are performed quarterly and consider any changes in trends and actual loss experience. Any resulting change in the estimate of the liability for unpaid losses, including those discussed above, is reflected in current year earnings during the quarter the change in estimate is identified.

The reserving process relies on the basic assumption that past experience is an appropriate basis for predicting future events. The probable effects of current developments, trends and other relevant matters are also considered. Since the establishment of loss reserves is affected by many factors, some of which are outside the Company's control or affected by future conditions, reserving for property and casualty claims is a complex and uncertain process, requiring the use of informed estimates and judgements. As additional experience and other data become available and are reviewed, the Company's estimates and judgements may be revised. While the effect of any such changes in estimates could be material to future results of operations, the Company does not expect such changes to have a material effect on its liquidity or financial condition.

In management's judgement, information currently available has been appropriately considered in estimating the Company's loss reserves. The Company will continue to evaluate the adequacy of its loss reserves on a quarterly basis, incorporating any future changes in trends and actual loss experience, and record adjustments to its loss reserves as appropriate.

Premium revenue receipts on investment oriented products ("IOP products") of the life insurance subsidiaries (which are not reflected as revenues) were $47,265,000 in 1996, $43,717,000 in 1995 and $98,578,000 in 1994. The principal
IOP product sold during the three years ended December 31, 1996 was a VA product marketed directly to consumers. The Company believes the decline in premium revenue receipts of the VA product in 1995 was due to a combination of factors, including the public's perception of potential tax law changes, increased competition and the performance of the fund manager.

Manufacturing revenues declined during each of the last two years due to the sale of certain divisions and the discontinuance of certain non-performing product lines. The Company recorded charges of $3,700,000 in 1996 and $7,300,000 in 1995 for losses on sales and shutdown expenses, which are primarily reflected in the caption "Selling, general and other expenses." The pre-tax results for this segment improved in 1996, primarily due to manufacturing and operating efficiencies at the bathroom vanities and plastics divisions and the disposal of non-performing businesses.

Finance revenues and operating profits reflect the reduced level of consumer instalment loans and the increase in automobile loan losses, as discussed above. In addition, in 1996, the decline in operating profit was also caused by increased interest expense on customer banking deposits. In 1995, the increase in finance revenues from consumer instalment loans as compared to 1994 was offset in part by increased interest expense on customer banking deposits and greater losses on automobile loans.

Investment and other income decreased in 1996 and increased in 1995 primarily due to the gain on the return of the WMAC Companies. In 1995, control of the WMAC Companies was returned to the Company and such subsidiaries were consolidated, resulting in a gain of $41,030,000, representing the difference between the carrying amount of the Company's investment prior to consolidation and the net assets of such subsidiaries. Interest and dividend income increased in 1995, reflecting higher investment yields and increased funds available for investment. Investment and other income also reflected increased fee income in 1995 related to service business. Investment and other income in 1994 included $8,458,000 related to the disposition of El Salvador government bonds and $14,490,000 related to the sale of the Company's remaining shares in Bolivian Power Company.

Equity in losses of associated companies increased in 1996 primarily due to start-up losses from the Company's equity investment in PIB of $17,104,000, losses from its interest in MK Gold Company of $6,478,000 and a $7,041,000 write-off of the Company's investment in an unsuccessful well drilled by its Siberian oil exploration joint venture.

Higher interest expense in each of 1996 and 1995 compared to the prior year principally reflected the increased level of outstanding debt. Interest expense also reflected the increased level of deposits at American Investment Bank and American Investment Financial and an increase in rates related to those deposits. Generally, interest rates on deposits are lower than on other available funds. Interest expense on deposits was $12,575,000 in 1996, $12,034,000 in 1995 and $8,304,000 in 1994.

The increase in 1995 as compared to 1994 in selling, general and other expenses principally reflected the losses recorded by the manufacturing segment as described above, operating expenses of real estate properties acquired during 1994, expenses relating to certain investing activities, including expenses related to exploring opportunities in Russia, and increased provisions for bad debts at the banking and lending segment. In 1995 and 1994, statistical studies and estimates of service costs indicated that the recorded liability for unredeemed trading stamps was in excess of the amount that ultimately would be required to redeem trading stamps outstanding. As a result, selling, general and other expenses applicable to the trading stamp operations included credits of $9,400,000 and $11,700,000 for the years ended December 31, 1995 and 1994, respectively, reflecting adjustments made to the liability for unredeemed trading stamps. The Company's most recent analysis of the liability for unredeemed trading stamps had not identified any remaining excess as of December 31, 1996.

The 1996 provision for income taxes was below the expected normal corporate tax rate primarily due to the favorable resolution of certain contingencies. The provision for income taxes for 1995 was below the expected normal corporate income tax rate principally due to the gain related to the return of the WMAC Companies, which was not taxable, and the favorable resolution of certain contingencies. The provision for income taxes for 1994 was below the expected normal corporate income tax rate principally because of a reduction in the valuation allowance applicable to the deferred tax asset due to the resolution of certain contingencies.

Income from discontinued operations increased in 1996 as compared to 1995 primarily due to the acquisition of Providential Life Insurance Company ("Providential") in April 1996, which markets agent-sold Medicare supplement products, and continued growth of the Company's ordinary life insurance product. The Company had stopped marketing its own agent-sold Medicare supplement products in 1992 due to inadequate profitability. Providential markets agent-sold Medicare supplement products in communities where health maintenance organizations are less prevalent, which the Company believes results in adequate profitability. The decrease in 1995 as compared to 1994 primarily reflected the run-off of the agent-sold Medicare supplement business, which had less favorable loss experience in 1995.

The number of shares used to calculate primary earnings per share was 60,560,000, 59,271,000 and 58,202,000 for 1996, 1995 and 1994, respectively. The number of shares used to calculate fully diluted earnings per share was 60,560,000, 62,807,000 and 61,715,000 for 1996, 1995 and 1994, respectively. The increase in the number of shares utilized in calculating per share amounts principally related to the sale of common shares in an underwritten public offering in September 1995. In addition, for fully diluted per share amounts, the 5-1/4% Convertible Subordinated Debentures due 2003 were not assumed to have been converted in 1996 since the effect of such assumed conversion would have been to increase earnings per share.

Index to Financial Statements and Schedules.
--------------------------------------------

      Financial Statements and Schedules.
      -----------------------------------

      Report of Independent Accountants........................F-1
      Financial Statements:
      Consolidated Balance Sheets at
          December 31, 1996 and 1995...........................F-2
      Consolidated Statements of Income
          for the years ended December 31,
          1996, 1995 and 1994..................................F-3
      Consolidated Statements of Cash
          Flows for the years ended
          December 31, 1996, 1995 and 1994.....................F-4
      Consolidated Statements of Changes
          in Shareholders' Equity for the
          years ended December 31, 1996, 1995
          and 1994.............................................F-6
      Notes to Consolidated Financial
          Statements...........................................F-7

      Financial Statement Schedules:
      Schedule II - Condensed Financial
          Information of Registrant...........................F-42
      Schedule III - Supplementary
          Insurance Information...............................F-47
      Schedule IV - Schedule of
          Reinsurance.........................................F-48
      Schedule V - Valuation and
          Qualifying Accounts.................................F-49
      Schedule VI - Schedule of Supplemental
          Information for Property and
          Casualty Insurance Underwriters.....................F-50

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of Leucadia National Corporation:

We have audited the consolidated financial statements and the financial statement schedules of LEUCADIA NATIONAL CORPORATION and SUBSIDIARIES listed on page 14 of this Form 8-K. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LEUCADIA NATIONAL CORPORATION and SUBSIDIARIES as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.


                                                COOPERS & LYBRAND L.L.P.


New York, New York
March 21, 1997,
except for Notes 6 and 23,
as to which the date is September 3, 1997.

LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 1996 and 1995
(Dollars in thousands, except par value)

                                                                1996            1995
                                                                ----            ----
ASSETS
------
Investments:
 Available for sale (aggregate cost of $1,926,201
  and $1,965,762)                                            $1,928,938      $2,005,927
 Trading securities (aggregate cost of $32,317
  and $29,623)                                                   31,030          31,993
 Held to maturity (aggregate fair value of $68,198
  and $62,080)                                                   68,202          61,223
 Policyholder loans                                               4,955           5,916
 Other investments, including accrued interest income            68,059          69,299
                                                             ----------      ----------
    Total investments                                         2,101,184       2,174,358

Cash and cash equivalents                                       299,472         206,729
Reinsurance receivables, net                                    246,946         257,935
Trade, notes and other receivables, net                         456,088         489,934
Prepaids and other assets                                       222,141         236,707
Property, equipment and leasehold improvements, net              89,640         101,253
Deferred policy acquisition costs                                41,654          46,721
Deferred income taxes                                            81,102          73,118
Separate and variable accounts                                  436,992         370,968
Investments in associated companies                             206,384         184,088
Net assets of discontinued operations                           149,758         123,705
                                                             ----------      ----------

      Total                                                  $4,331,361      $4,265,516
                                                             ==========      ==========

LIABILITIES
-----------
Customer banking deposits                                    $  209,261      $  203,061
Trade payables and expense accruals                             187,561         164,017
Other liabilities                                               120,753         122,900
Income taxes payable                                             42,240          43,016
Policy reserves                                               1,253,445       1,295,023
Unearned premiums                                               431,323         426,823
Separate and variable accounts                                  435,937         370,968
Debt, including current maturities                              523,366         518,177
                                                             ----------      ----------

      Total liabilities                                       3,203,886       3,143,985
                                                             ----------      ----------

Minority interest                                                 9,368          10,040
                                                             ----------      ----------

SHAREHOLDERS' EQUITY
--------------------
Common shares, par value $1 per share, authorized
 150,000,000 shares; 60,417,579 and 60,163,824
 shares issued and outstanding, after deducting
 54,353,691 and 54,319,654 shares held in treasury               60,418          60,164
Additional paid-in capital                                      161,026         159,914
Net unrealized gain on investments                                1,759          30,086
Retained earnings                                               894,904         861,327
                                                             ----------      ----------

      Total shareholders' equity                              1,118,107       1,111,491
                                                             ----------      ----------

      Total                                                  $4,331,361      $4,265,516
                                                             ==========      ==========

               The accompanying notes are an integral part of these
                       consolidated financial statements.

LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the years ended December 31, 1996, 1995 and 1994
(In thousands, except per share amounts)

                                                     1996         1995          1994
                                                     ----         ----          ----
Revenues:
  Insurance revenues and commissions             $  827,758    $ 820,796     $ 751,220
  Manufacturing                                     148,284      166,237       180,050
  Finance                                            49,150       53,958        45,835
  Investment and other income                       249,815      288,721       208,934
  Equity in losses of associated companies          (33,631)      (2,613)       (5,176)
  Net securities gains (losses)                      34,953       20,687        (8,440)
                                                 ----------   ----------    ----------

                                                  1,276,329    1,347,786     1,172,423
                                                 ----------   ----------    ----------
Expenses:
  Provision for insurance losses and policy
   benefits                                         723,485      714,347       610,478
  Amortization of deferred policy acquisition
   costs                                             89,839       94,776        78,225
  Manufacturing cost of goods sold                  107,667      129,279       137,507
  Interest                                           53,931       52,819        43,999
  Salaries                                           77,089       77,549        74,308
  Selling, general and other expenses               194,135      189,533       176,732
                                                 ----------   ----------    ----------

                                                  1,246,146    1,258,303     1,121,249
                                                 ----------   ----------    ----------
  Income from continuing operations before
   income taxes and extraordinary loss               30,183       89,483        51,174
                                                 ----------   ----------    ----------
Income taxes:
  Current                                             5,904        3,167         8,299
  Deferred                                              105        6,113         7,392
                                                 ----------   ----------    ----------
                                                      6,009        9,280        15,691
                                                 ----------   ----------    ----------
  Income from continuing operations before
   extraordinary loss                                24,174       80,203        35,483
  Income from discontinued operations,
   net of taxes                                      31,341       27,300        35,353
                                                 ----------   ----------    ----------
  Income before extraordinary loss                   55,515      107,503        70,836

Extraordinary loss from early extinguishment
  of debt, net of income tax benefit of $3,682       (6,838)       -              -
                                                 ----------   ----------    ----------

      Net income                                 $   48,677   $  107,503    $   70,836
                                                 ==========   ==========    ==========

Earnings (loss) per common and dilutive
 common equivalent share:
  Income from continuing operations before
   extraordinary loss                                 $ .40        $1.35         $ .61
  Income from discontinued operations                   .51          .46           .61
  Extraordinary loss                                   (.11)          -             -
                                                      -----        -----         -----

      Net income                                      $ .80        $1.81         $1.22
                                                      =====        =====         =====

Fully diluted earnings (loss) per common share:
  Income from continuing operations before
   extraordinary loss                                 $ .40        $1.33         $ .64
  Income from discontinued operations                   .51          .44           .57
  Extraordinary loss                                   (.11)          -             -
                                                      -----        -----         -----

      Net income                                      $ .80        $1.77         $1.21
                                                      =====        =====         =====

               The accompanying notes are an integral part of these
                       consolidated financial statements.

LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 1996, 1995 and 1994


                                                             1996        1995        1994
                                                             ----        ----        ----
                                                                (Thousands of dollars)
Net cash flows from operating activities:
Net income                                               $  48,677  $  107,503  $   70,836
Adjustments to reconcile net income to net
 cash provided by operations:
 Extraordinary loss, net of income tax benefit               6,838        -           -
 Provision for deferred income taxes                           105       6,113       7,392
 Depreciation and amortization of property,
  equipment and leasehold improvements                      16,876      17,254      16,856
 Other amortization                                        100,929      97,217      86,776
 Provision for doubtful accounts                            17,424      17,849      10,579
 Net securities (gains) losses                             (34,953)    (20,687)      8,440
 Equity in losses of associated companies                   33,631       2,613       5,176
 (Gain) loss on disposal of real estate, property
   and equipment                                            (7,485)      3,430        (459)
 (Gains) related to foreign power companies                   -           -        (22,948)
 (Gain) related to the return of the WMAC Companies           -        (41,030)        -
 Purchases of investments classified as trading           (151,677)    (91,433)    (66,553)
 Proceeds from sales of investments classified
  as trading                                               155,935      91,684      59,569
 Deferred policy acquisition costs incurred and deferred   (84,772)    (99,247)    (84,167)
 Net change in:
   Reinsurance receivables                                  11,977      48,367     151,371
   Trade, notes and other receivables                      (14,137)    (23,892)    (22,468)
   Prepaids and other assets                               (64,147)    (17,742)    (22,811)
   Net assets of discontinued operations                   (10,739)      7,765      (2,699)
   Trade payables and expense accruals                      28,550      10,834      27,370
   Other liabilities                                        (1,785)    (11,414)    (17,241)
   Income taxes payable                                     (1,053)      2,247      (4,054)
   Policy reserves                                         (41,552)     27,599    (124,625)
   Unearned premiums                                         4,500      23,316      36,264
 Other                                                         735       4,452       3,215
                                                         ---------  ----------  ----------

   Net cash provided by operating activities                13,877     162,798     115,819
                                                         ---------  ----------  ----------

Net cash flows from investing activities:
Acquisition of real estate, property, equipment
 and leasehold improvements                                (24,507)    (50,438)   (115,679)
Proceeds from disposals of real estate, property
 and equipment                                              46,043      22,521       7,741
Investment in Providential Life in 1996,
 MK Gold in 1995 and Caja in 1994                          (11,196)    (22,593)    (45,711)
Advances on loan receivables                              (113,787)   (154,329)   (182,289)
Principal collections on loan receivables                  128,756     123,266     118,484
Purchases of investments (other than short-term)        (1,815,398) (1,401,550)   (855,480)
Proceeds from maturities of investments                    547,992     526,635     302,724
Proceeds from sales of investments                       1,330,430     688,812     658,658
                                                        ----------  ----------  ----------
   Net cash provided by (used for)
    investing activities                                    88,333    (267,676)   (111,552)
                                                        ----------  ----------  ----------
                                                                    (continued)



              The accompanying notes are an integral part of these
                       consolidated financial statements.


                                    F-4

LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS, continued
For the years ended December 31, 1996, 1995 and 1994

                                                           1996         1995       1994
                                                           ----         ----       ----
                                                                (Thousands of dollars)
Net cash flows from financing activities:
Net change in short-term borrowings                    $      207   $      (80) $     (582)
Net change in customer banking deposits                     6,199       22,785       6,346
Net change in policyholder account balances                   (26)     (13,559)     (1,372)
Issuance of long-term debt, net of issuance
 costs                                                    141,581       98,590      50,000
Reduction of long-term debt                              (141,491)      (9,360)    (27,940)
Sale of common shares and exercise of warrants,
 net of expenses                                             -          43,857        -
Purchase of common shares for treasury                       (837)        (727)       (472)
Dividends paid                                            (15,100)     (15,025)     (7,021)
                                                       ----------   ----------  ----------
   Net cash provided by (used for)
    financing activities                                   (9,467)     126,481      18,959
                                                       ----------   ----------  ----------
   Net increase in cash and
    cash equivalents                                       92,743       21,603      23,226
Cash and cash equivalents at January 1,                   206,729      185,126     161,900
                                                       ----------   ----------  ----------

Cash and cash equivalents at December 31,              $  299,472   $  206,729  $  185,126
                                                       ==========   ==========  ==========


Supplemental disclosures of cash flow information:
Cash paid during the year for:
 Interest                                                 $54,186      $52,867     $43,133
 Income tax payments, net of refunds                      $ 7,577      $ 1,875     $13,370






              The accompanying notes are an integral part of these
                       consolidated financial statements.

LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
For the years ended December 31, 1996, 1995 and 1994

                                                              Net
                                       Common             Unrealized
                                       Shares  Additional Gain (Loss)
                                       $1 Par   Paid-in       On       Retained
                                        Value   Capital   Investments  Earnings    Total
                                      -------   --------  -----------  --------   -------
                                                     (Thousands of dollars)
Balance, January 1, 1994              $55,794   $ 97,116  $ 49,912    $705,034 $  907,856

 Exercise of options to
  purchase common shares                  330      1,507                            1,837
 Purchase of stock for treasury           (24)      (448)                            (472)
 Net change in unrealized gain
  (loss) on investments                                    (91,221)               (91,221)
 Dividend ($.125 per common share)                                      (7,021)    (7,021)
 Net income                                                             70,836     70,836
                                      -------   --------  --------    --------   --------

Balance, December 31, 1994             56,100     98,175   (41,309)    768,849    881,815

 Exercise of options to
  purchase common shares                  415      2,201                            2,616
 Purchase of stock for treasury           (29)      (698)                            (727)
 Exercise of warrants to purchase
  common shares (net of expenses)
  and related income tax benefit        3,200     47,845                           51,045
 Issuance of common shares, net
  of underwriting discounts               478     12,391                           12,869
 Net change in unrealized gain
  (loss) on investments                                     71,395                 71,395
 Dividend ($.25 per common share)                                      (15,025)   (15,025)
 Net income                                                            107,503    107,503
                                      -------   --------  --------    --------  ---------

Balance, December 31, 1995             60,164    159,914    30,086     861,327  1,111,491

 Exercise of options to
  purchase common shares                  288      1,915                            2,203
 Purchase of stock for treasury           (34)      (803)                            (837)
 Net change in unrealized gain
  (loss) on investments                                    (28,327)               (28,327)
 Dividend ($.25 per common share)                                      (15,100)   (15,100)
 Net income                                                             48,677     48,677
                                      -------   --------  --------    -------- ----------

Balance, December 31, 1996            $60,418   $161,026  $  1,759    $894,904 $1,118,107
                                      =======   ========  ========    ======== ==========


              The accompanying notes are an integral part of these
                       consolidated financial statements.

LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Operations:

The Company is a diversified financial services holding company engaged in personal and commercial lines of property and casualty insurance, life insurance, banking and lending and manufacturing, principally in markets throughout the United States. The Company's principal operations are its insurance businesses, where it is a specialty markets provider of property and casualty insurance to niche markets and of variable annuity products. The Company's principal personal lines insurance products are automobile insurance, homeowners insurance and variable annuity products. The Company's principal commercial lines are property and casualty products provided for workers' compensation, multi-family residential real estate, retail establishments and livery vehicles in the New York metropolitan area.

The Company's banking and lending operations principally consist of making instalment loans to niche markets primarily funded by deposits insured by the Federal Deposit Insurance Corporation. The Company's manufacturing operations primarily manufacture products for the "do-it-yourself" home improvement market and for industrial markets.

The Company has classified as discontinued operations its health insurance operations and certain life insurance businesses. See Note 6.

2.    Significant Accounting Policies:

(a) Use of Estimates in Preparing Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

(b) Consolidation Policy: The consolidated financial statements include the accounts of the Company and all majority-owned and controlled entities. All significant intercompany transactions and balances are eliminated in consolidation. Prior to December 31, 1995, two of the Company's legal subsidiaries (the "WMAC Companies") were not consolidated while under the control of the Wisconsin Insurance Commissioner. Effective as of December 31, 1995, control of the WMAC Companies was returned to the Company and such subsidiaries are included in the consolidated financial statements since such date.

Investments in entities which the Company does not control but has the ability to exercise significant influence are accounted for on the equity method of accounting.

Certain amounts for prior periods have been reclassified to be consistent with the 1996 presentation and as required with respect to discontinued operations.

(c) Statements of Cash Flows: The Company considers short-term investments, which have maturities of less than three months at the time of acquisition, to be cash equivalents. Cash and cash equivalents include short-term investments of $267,831,000 and $144,145,000 at December 31, 1996 and 1995, respectively.

(d) Investments: At acquisition, marketable debt and equity securities are designated as either i) held to maturity, which are carried at amortized cost,
ii) trading, which are carried at estimated fair value with unrealized gains and losses reflected in results of operations, or iii) available for sale, which are carried at estimated fair value with unrealized gains and losses reflected as a separate component of shareholders' equity, net of taxes. Held to maturity investments are made with the intention of holding such securities to maturity, which the Company has the ability to do. Estimated fair values are principally based on quoted market prices.

Investments with an impairment in value considered to be other than temporary are written down to estimated net realizable values. The writedowns are included in "Net securities gains (losses)" in the Consolidated Statements of Income. The cost of securities sold is based on average cost.

The Company's investments in Russian equity securities ($43,800,000 and $39,700,000 as of December 31, 1996 and 1995, respectively), none of which is held by the insurance or banking subsidiaries, do not have readily determinable fair values. Given the uncertainties inherent in investing in the emerging markets of Russia, the Company is accounting for these investments under the cost recovery method, whereby all receipts are applied to reduce the investment. Monthly, the Company reviews its investment in Russian equity securities to determine that the carrying amount of this portfolio is realizable. In performing such reviews, the Company considers current market prices, prior sale transactions, the current political and economic environment in Russia and other factors. These investments are included in "Other investments" in the Consolidated Balance Sheets.

(e) Property, Equipment and Leasehold Improvements: Property, equipment and leasehold improvements are stated at cost, net of accumulated depreciation and amortization ($97,470,000 and $100,713,000 at December 31, 1996 and 1995,
respectively).

Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets or, if less, the term of the underlying lease.

(f) Income Recognition from Insurance Operations: Premiums on property and casualty insurance products are recognized as revenues over the term of the policy using the monthly pro rata basis.

Premiums for investment oriented insurance products ("IOP products") are reflected in a manner similar to a deposit; revenues reflect only mortality charges and other amounts assessed against the holder of the insurance policies and annuity contracts. The principal IOP product offered during the three year period ended December 31, 1996 was a variable annuity ("VA") product.

Premiums for the VA product are directed by the policyholder to be invested in a unit trust solely for the benefit and risk of the policyholder. Policyholders' accounts are charged for the cost of insurance provided, administrative and certain other charges. The amount included in the balance sheet liability caption "Separate and variable accounts" represents the current value of the policyholders' funds.

(g) Policy Acquisition Costs: Policy acquisition costs principally consist of direct response marketing costs, commissions, premium taxes and other underwriting expenses (net of reinsurance allowances). If recoverability of such costs from future premiums and related investment income is not anticipated, the amounts not considered recoverable are charged to operations.

Policy acquisition costs are deferred and amortized ratably over the terms of the related policies.

(h) Reinsurance: In the normal course of business, the Company seeks to reduce the loss that may arise from catastrophes and to limit losses from large exposures by reinsuring certain levels of risk with other insurance enterprises. Catastrophe reinsurance treaties serve to reduce property and casualty insurance risk in geographic areas where the Company is exposed to natural disasters, principally Florida, California and the East Coast. The Company has also entered into reinsurance transactions in connection with dispositions of blocks of businesses. Reinsurance contracts do not necessarily legally relieve the Company from its obligations to policyholders.

Reinsurance recoverables are reported as assets net of provisions for uncollectible amounts. Premiums earned and other underwriting expenses are stated net of reinsurance.

(i) Policy Reserves and Unearned Premiums: Policy reserves and unearned premiums for traditional annuity policies are computed on a net level premium method based upon standard and Company developed tables with provision for adverse deviation and estimated withdrawals. Liabilities for unpaid losses and loss adjustment expenses applicable to the property and casualty insurance operations are determined using case basis evaluations, statistical analyses for losses incurred but not reported and estimates for salvage and subrogation recoverable and represent estimates of ultimate claim costs and loss adjustment expenses. As more information becomes available and claims are settled, the estimated liabilities are adjusted upward or downward with the effect of decreasing or increasing net income at the time of adjustment.

(j) Liability for Unredeemed Trading Stamps: The Company's liability for unredeemed trading stamps is estimated based upon recent experience, statistical evaluation and estimated costs to service redemptions of unredeemed trading stamps in the future. In prior years, statistical studies and estimates of service costs indicated that the recorded liability for unredeemed trading stamps was in excess of the amount that ultimately will be required to redeem trading stamps outstanding. As a result, selling, general and other expenses applicable to the trading stamp operations include credits of $9,400,000 and $11,700,000 for the years ended December 31, 1995 and 1994, respectively, reflecting the adjustments made to the liability for unredeemed trading stamps. The Company's most recent analysis of the liability for unredeemed trading stamps has not identified any remaining excess as of December 31, 1996.

(k) Income Taxes: The Company provides for income taxes using the liability method. The future benefit of certain tax loss carryforwards and future deductions is recorded as an asset and the provisions for income taxes are not reduced for the benefit from utilization of tax loss carryforwards. A valuation allowance is provided if deferred tax assets are not considered more likely than not to be realized.

(l) Derivative Financial Instruments: The Company enters into interest rate agreements to manage the impact of changes in interest rates on its variable rate debt and customer banking deposits. The difference between the amounts paid and received is accrued and recognized as an adjustment to interest expense. Gains and losses related to interest rate agreements are amortized as yield adjustments over the remaining life of the underlying hedged security. Cash flows related to the agreements are classified as operating activities in the Consolidated Statements of Cash Flows, consistent with the interest payments on the underlying debt. The Company does not have material derivative financial instruments.

(m) Translation of Foreign Currency: Foreign currency denominated investments which are not subject to hedging agreements and currency rate swap agreements not meeting the accounting requirements for hedges are converted into U.S. dollars at exchange rates in effect at the end of the period. Resulting net exchange gains or losses were not material.

3.    Acquisitions:

During 1994, the Company acquired a 30% interest in Caja de Ahorro y Seguro S.A. ("Caja") from the government of Argentina for a purchase price of $46,000,000, including costs. Caja is a holding company whose subsidiaries are engaged in property and casualty insurance, life insurance and banking in Argentina. The difference between the Company's investment in Caja and its share of Caja's underlying net tangible assets is being amortized over 20 years. At December 31, 1996, the carrying amount of the Company's investment in Caja was $44,333,000.

In June 1995, the Company purchased a 46.4% common stock interest in MK Gold Company ("MK Gold") for an aggregate cash purchase price of $22,500,000. MK Gold is an international gold mining company whose shares are quoted on the Nasdaq National Market System. At December 31, 1996, the carrying amount of the Company's investment in MK Gold was $15,716,000.

In July 1995, pursuant to the chapter 11 reorganization of HomeFed Corporation ("HFC"), the Company acquired 41.2% of HFC's common stock for net cash of approximately $4,200,000. As part of the reorganization plan, the Company provided HFC with a $20,000,000 eight year collateralized loan, which is convertible into additional shares of HFC common stock after three years (subject to certain conditions) and which bears interest at the rate of 12% per annum. HFC is a public company whose subsidiaries develop real property. The Company's investment in HFC was $21,385,000 at December 31, 1996.

During 1996, the Company formed a joint venture, Pepsi International Bottlers ("PIB"), with PepsiCo, Inc to be the exclusive bottler and distributor of PepsiCo beverages in a large portion of central and eastern Russia, Kyrgyzstan and Kazakstan. The Company and PepsiCo have committed to make capital contributions to PIB of $79,500,000 and $26,500,000, respectively. As of December 31, 1996, the Company contributed $51,000,000; the balance was funded in January 1997. The Company has a 75% economic interest in PIB and PepsiCo owns the remainder. Under the terms of the joint venture agreement, the Company and PepsiCo have equal voting rights over all significant aspects of PIB's operations. Accordingly, since the Company does not control PIB despite its larger economic interest, the Company accounts for its share of PIB's operating results under the equity method of accounting. At December 31, 1996, the carrying amount of the Company's investment in PIB was $33,896,000.

The Company's investments described above are included in the caption "Investments in associated companies."

4.    Investments in Associated Companies:

The Company has investments in several Associated Companies that have adopted various fiscal year-ends. The Company records its portion of the earnings of such companies based on fiscal periods ended up to three months prior to the end of the Company's reporting period.

The following table provides certain summarized data with respect to the Associated Companies accounted for on the equity method of accounting included in 1996 results of operations. Such results were not material in 1995 and 1994. (Amounts are in thousands.)

Assets                                         $1,004,675
                                               ----------
Liabilities                                       915,703
                                               ----------
Minority interest                                   2,929
                                               ----------
  Net assets                                   $   86,043
                                               ==========

The Company's portion of the
   reported net assets                         $   48,703
                                               ==========

Total revenues                                 $  627,658
(Loss) from continuing operations
   before extraordinary items                  $  (90,607)
Net (loss)                                     $  (90,607)
The Company's equity in net (loss)             $  (33,631)

At December 31, 1996, investments in associated companies included common stock equity interests of 5% or more in the following domestic publicly owned non-consolidated companies: Carmike Cinemas, Inc. (6% of Class A shares), HFC (41%) and MK Gold (46%).

5.    Insurance Operations:

Premiums received on IOP products were $47,265,000, $43,717,000 and $98,578,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

The changes in deferred policy acquisition costs were as follows (in thousands):

                                        1996        1995        1994
                                        ----        ----        ----

Balance, January 1,                   $ 46,721    $ 42,250    $ 36,308
   Policy acquisition costs incurred
    and deferred                        84,772      99,247      84,167
   Amortization of deferred
    acquisition costs                  (89,839)   ( 94,776)    (78,225)
                                      --------    --------    --------

Balance, December 31,                 $ 41,654    $ 46,721    $ 42,250
                                      ========    ========    ========

The effect of reinsurance on premiums written and earned for the years ended December 31, 1996, 1995 and 1994 is as follows (in thousands):

                  1996                   1995                    1994
                  ----                   ----                    ----

          Premiums    Premiums   Premiums     Premiums   Premiums    Premiums
          Written      Earned    Written       Earned    Written      Earned
          -------      ------    -------       ------    -------      ------
Direct    $885,453    $882,487   $871,594     $841,779   $789,808    $754,155
Assumed      3,063       5,946      7,298       22,431     31,697      32,154
Ceded      (61,537)    (60,675)   (47,892)     (43,414)   (38,323)    (35,089)
          --------    --------   --------     --------   --------    --------
  Net     $826,979    $827,758   $831,000     $820,796   $783,182    $751,220
          ========    ========   ========     ========   ========    ========

Recoveries recognized on reinsurance contracts were $45,925,000 in 1996, $28,334,000 in 1995 and $43,410,000 in 1994.

Net income and statutory surplus as determined in accordance with statutory accounting principles as reported to the domiciliary state of the Company's insurance subsidiaries are as follows (in thousands):

                                                Year Ended December 31,
                                                -----------------------
                                           1996         1995           1994
                                           ----         ----           ----
Net income:
   Property and casualty insurance       $78,275        $69,145       $59,048
   Life insurance                        $36,354        $ 9,554       $ 8,693


                                                   At December 31,
                                                   ---------------
                                           1996         1995           1994
                                           ----         ----           ----
Statutory surplus:
   Property and casualty insurance      $561,060       $520,700      $425,128
   Life insurance                       $406,503       $376,223      $335,903

The statutory net income of the life insurance subsidiaries is net of certain management and other fees paid to the Company or other subsidiaries of the Company. Under generally accepted accounting principles, the reported income of the life insurance segment is increased by these fees, since all intercompany transactions are eliminated in consolidation.

Certain insurance subsidiaries are owned by other insurance subsidiaries. As a result, the statutory net income of the life insurance subsidiaries includes statutory dividend income from property and casualty operations of $36,120,000, $6,840,000 and $9,162,000 for 1996, 1995 and 1994, respectively. In the data above, investments in such subsidiary-owned insurance companies are reflected in statutory surplus of both the parent and subsidiary-owned insurance company. As a result, at December 31, 1996, 1995 and 1994, statutory surplus of $316,300,000, $292,800,000 and $252,800,000, respectively, related to property and casualty operations is also included in the statutory surplus of the life insurance parent, and statutory surplus of $24,500,000, $29,300,000 and $35,900,000, respectively, related to life operations is also included in the statutory surplus of the property and casualty insurance parent. The insurance subsidiaries are subject to regulatory restrictions which limit the amount of cash and other distributions available to the Company without regulatory approval. At December 31, 1996, $27,082,000 could be distributed to the Company without regulatory approval.

In December 1995, the Company entered into an agreement with the California Department of Insurance to settle its Proposition 103 liability for $17,700,000. The settlement did not exceed reserves established in prior years. The Company paid the settlement amount during the first quarter of 1996.

The Company's insurance subsidiaries are contingently liable for possible assessments under state regulatory requirements pertaining to potential insolvencies of unaffiliated insurance companies. Liabilities, which are established based upon regulatory guidance, have not been material.

Liabilities for unpaid losses, which are not discounted (except for certain workers' compensation liabilities), and loss adjustment expenses ("LAE") are determined using case-basis evaluations, statistical analyses and estimates for salvage and subrogation recoverable and represent estimates of the ultimate claim costs of all unpaid losses and LAE. Liabilities include a provision for losses that have occurred but have not yet been reported. These estimates are subject to the effect of trends in future claim severity and frequency experience. Adjustments to such estimates are made from time to time due to changes in such trends as well as changes in actual loss experience. These adjustments are reflected in current earnings.

The Company's property and casualty insurance subsidiaries rely upon standard actuarial ultimate loss projection techniques to obtain estimates of liabilities for losses and LAE. These projections include the extrapolation of both losses paid and incurred by business line and accident year and implicitly consider the impact of inflation and claims settlement patterns upon ultimate claim costs based upon historical patterns. In addition, methods based upon average loss costs, reported claim counts and pure premiums are reviewed in order to obtain a range of estimates for setting the reserve levels. For further input, changes in operations in pertinent areas including underwriting standards, product mix, claims management and legal climate are periodically reviewed.

In the following table, the liability for losses and LAE of the Company's property and casualty insurance subsidiaries are reconciled for each of the three years ended December 31, 1996. Included therein are current year data and prior year development.

                   RECONCILIATION OF LIABILITY FOR LOSSES AND
                            LOSS ADJUSTMENT EXPENSES


                                           1996          1995          1994
                                           ----          ----          ----
                                                    (In thousands)
Net liability for losses
    and LAE at beginning of
    year                               $   999,641   $   923,905    $  889,082
                                       -----------   -----------    ----------

Provision for losses and
    LAE for claims occurring
    in the current year                    733,263       735,071       679,377
Decrease in estimated
    losses and LAE for
    claims occurring in
    prior years                             (8,631)      (16,378)      (71,484)
                                       -----------   -----------    ----------
Total incurred losses
    and LAE                                724,632       718,693       607,893
                                       -----------   -----------    ----------
Reclassification of
    uncollectible
    reinsurance reserves
    due to commutations-
    prior years                              2,947         -            15,528
                                       -----------   -----------    ----------
Losses and LAE payments for
    claims occurring during:
    Current year                           304,533       276,212       259,295
    Prior years                            439,511       366,745       329,303
                                       -----------   -----------    ----------
                                           744,044       642,957       588,598
                                       -----------   -----------    ----------

                                           983,176       999,641       923,905

Reserve deducted above for
    reinsurance not considered
    collectible                             14,511        22,432        26,547
                                       -----------   -----------    ----------
                                           997,687     1,022,073       950,452

Reinsurance recoverable                    112,780       106,879       117,566
                                       -----------   -----------    ----------

Liability for losses and
    LAE at end of year as
    reported in financial
    statements                         $ 1,110,467   $ 1,128,952    $1,068,018
                                       ===========   ===========    ==========


The Company's property and casualty insurance subsidiaries' liability for losses and LAE as of December 31, 1996 was $999,981,000 determined in accordance with SAP and $1,110,467,000 determined in accordance with GAAP. The difference principally relates to liabilities assumed by reinsurers, which are not deducted from GAAP liabilities.

6.    Discontinued Operations:

On April 30, 1997, the Company signed an agreement to sell its subsidiaries, Colonial Penn Life Insurance Company and Providential Life Insurance Company and certain related assets, including its health insurance operations, to Conseco, Inc. for $460,000,000, including $400,000,000 in notes collateralized by non-cancelable letters of credit and $60,000,000 in cash. These companies are principally engaged in the sale of graded benefit life insurance policies through direct marketing and agent-sold Medicare supplement insurance. The sale is subject to customary terms and conditions, including the receipt of regulatory approvals, and is expected to close in the third quarter of 1997. The operations of these companies have been classified as discontinued operations and the consolidated financial statements have been restated to conform with this presentation.

At December 31, 1996 and 1995, the components of net assets of discontinued operations are as follows (in thousands):

                                              1996              1995
                                              ----              ----

       Investments                        $  688,936        $  706,123
       Cash and cash equivalents              87,335            59,429
       Separate account assets               109,082           101,869
       Deferred policy acquisition costs      64,013            45,423
       Other                                  62,967            53,219
                                          ----------        ----------
          Total assets                     1,012,333           966,063
                                          ----------        ----------

       Policy reserves                       687,200           676,057
       Separate account liabilities          109,082           101,869
       Other                                  66,293            64,432
                                          ----------        ----------
          Total liabilities                  862,575           842,358
                                          ----------        ----------

          Net assets of discontinued
            operations                    $  149,758        $  123,705
                                          ==========        ==========

A summary of the results of discontinued operations is as follows for the three years in the period ended December 31, 1996 (in thousands):

                                            1996          1995         1994
                                            ----          ----         ----

       Revenues                           $ 230,228     $ 210,528    $ 211,962
                                          ---------     ---------    ---------

       Expenses:
          Provision for insurance losses
           and policy benefits              139,135       127,779      127,152
          Other operating expenses           42,764        40,050       35,666
                                          ---------     ---------    ---------
                                            181,899       167,829      162,818
                                          ---------     ---------    ---------

       Income before income taxes            48,329        42,699       49,144
       Income taxes                          16,988        15,399       13,791
                                          ---------     ---------    ---------
       Income from discontinued
        operations, net of taxes          $  31,341     $  27,300    $  35,353
                                          =========     =========    =========

7.   Investments:

The amortized cost, gross unrealized gains and losses and estimated fair value of investments classified as held to maturity and as available for sale at December 31, 1996 and 1995 are as follows (in thousands):

                                                Gross        Gross      Estimated
                                Amortized    Unrealized   Unrealized      Fair
                                  Cost          Gains       Losses        Value
                               ----------     --------     -------     -----------
Held to maturity:
1996
Bonds and notes:
 United States Government
  agencies and authorities     $   51,907     $    410     $   404     $    51,913
 States, municipalities
  and political subdivisions        1,825         -           -              1,825
 All other corporates                 212         -             10             202
Other fixed maturities             14,258         -           -             14,258
                               ----------     --------     -------     -----------

                               $   68,202     $    410     $   414     $    68,198
                               ==========     ========     =======     ===========

1995
Bonds and notes:
 United States Government
  agencies and authorities     $   46,500     $    979     $   120     $    47,359
 States, municipalities
  and political subdivisions          920            8        -                928
 All other corporates                 310         -             10             300
Other fixed maturities             13,493         -           -             13,493
                               ----------     --------     -------     -----------

                               $   61,223     $    987     $   130     $    62,080
                               ==========     ========     =======     ===========


                                                Gross        Gross      Estimated
                                Amortized    Unrealized   Unrealized      Fair
                                  Cost          Gains       Losses        Value
                               ----------     --------     -------     -----------
Available for sale:
1996
Bonds and notes:
 United States Government
  agencies and authorities     $1,681,970     $  7,369     $15,517     $ 1,673,822
 States, municipalities
  and political subdivisions       11,979           33           5          12,007
 Foreign governments                  442        3,553          16           3,979
 Public utilities                  20,880          183         152          20,911
 All other corporates             207,151        8,355         895         214,611
                               ----------     --------     -------     -----------

   Total fixed maturities       1,922,422       19,493      16,585       1,925,330
                               ----------     --------     -------     -----------

Equity securities:
 Preferred stocks                     326         -           -                326
 Common stocks - industrial,
  miscellaneous and all other       3,453          145         316           3,282
                               ----------     --------     -------     -----------

   Total equity securities          3,779          145         316           3,608
                               ----------     --------     -------     -----------

                               $1,926,201     $ 19,638     $16,901     $ 1,928,938
                               ==========     ========     =======     ===========

1995
Bonds and notes:
 United States Government
  agencies and authorities     $1,671,854     $ 18,587     $ 2,383     $ 1,688,058
 States, municipalities
  and political subdivisions        1,095           48        -              1,143
 Foreign governments                1,657        2,189          38           3,808
 Public utilities                  27,522          508          16          28,014
 All other corporates             237,263       11,945         861         248,347
                               ----------     --------     -------     -----------

   Total fixed maturities       1,939,391       33,277       3,298       1,969,370
                               ----------     --------     -------     -----------

Equity securities:
 Common stocks:
  Banks, trusts and
   insurance companies             10,001        3,217           1          13,217
  Industrial, miscellaneous
   and all other                   16,370        7,865         895          23,340
                               ----------     --------     -------     -----------

   Total equity securities         26,371       11,082         896          36,557
                               ----------     --------     -------     -----------

                               $1,965,762     $ 44,359     $ 4,194     $ 2,005,927
                               ==========     ========     =======     ===========

The amortized cost and estimated fair value of investments classified as held to maturity and as available for sale at December 31, 1996, by contractual maturity are shown below. Expected maturities are likely to differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                Held to Maturity            Available for Sale
                                ----------------            ------------------
                                          Estimated                     Estimated
                              Amortized     Fair         Amortized        Fair
                                Cost        Value          Cost           Value
                                ----        -----          ----           -----
                                                 (In thousands)
Due in one year or less        $28,749     $28,868      $  251,263     $   256,376
Due after one year
 through five years             31,704      31,554       1,054,291       1,048,296
Due after five years
 through ten years               2,146       2,153         196,745         197,182
Due after ten years              1,643       1,751          16,641          18,413
                               -------     -------      ----------     -----------
                                64,242      64,326       1,518,940       1,520,267

Mortgage-backed securities       3,960       3,872         403,482         405,063
                               -------     -------      ----------     -----------

                               $68,202     $68,198      $1,922,422     $ 1,925,330
                               =======     =======      ==========     ===========

At December 31, 1996 and 1995 securities with book values aggregating $37,854,000 and $41,746,000, respectively, were on deposit with various regulatory authorities.

Certain information with respect to trading securities at December 31, 1996 and 1995 is as follows (in thousands):

                                          Amortized    Estimated    Carrying
                                            Cost       Fair Value     Value
                                            ----       ----------     -----

1996
Fixed maturities -
 Corporate bonds and notes                $  16,721    $  16,956    $   16,956
Equity securities:
 Preferred stocks                             8,629        8,969         8,969
 Common stocks - industrial,
  miscellaneous and all other                 3,367        3,857         3,857
Options                                       3,600        1,248         1,248
                                          ---------    ---------    ----------

  Total trading securities                $  32,317    $  31,030    $   31,030
                                          =========    =========    ==========

1995
Fixed maturities:
 Corporate bonds and notes                $  13,185    $  13,599    $   13,599
 Foreign governments                          2,080        3,880         3,880
Equity securities:
 Preferred stocks                             8,892        9,535         9,535
 Common stocks - industrial,
  miscellaneous and all other                    71           74            74
Options                                       5,395        4,905         4,905
                                          ---------    ---------    ----------

  Total trading securities                $  29,623    $  31,993    $   31,993
                                          =========    =========    ==========

8.  Trade, Notes and Other Receivables, Net:

A summary of trade, notes and other receivables, net at December 31, 1996 and 1995 is as follows (in thousands):

                                                          1996          1995
                                                          ----          ----

Instalment loan receivables net of unearned
 finance charges of $1,910 and $3,680 (a)           $    233,351  $    268,470
Loans to small business concerns, including
 accrued interest                                           -            9,921
Premiums receivable                                      191,047       185,542
Trade receivables                                         20,856        22,669
Service fee receivable                                     7,806         5,176
Amount due on sale of securities                           2,771         3,932
Other                                                     19,640        14,726
                                                       ---------    ----------
                                                         475,471       510,436
Allowance for doubtful accounts (including
 $12,177 and $13,893 applicable to loan
 receivables of banking and lending subsidiaries)        (19,383)      (20,502)
                                                       ---------    ----------
                                                       $ 456,088    $  489,934
                                                       =========    ==========

(a) Contractual maturities of instalment loan receivables at December 31, 1996 were as follows (in thousands): 1997 - $111,891; 1998 - $62,489; 1999 - $34,557;
2000 - $17,233 and 2001 and thereafter - $7,181. Experience shows that a substantial portion of such notes will be repaid or renewed prior to contractual maturity. Accordingly, the foregoing is not to be regarded as a forecast of future cash collections.

9.  Prepaids and Other Assets:

At December 31, 1996 and 1995, a summary of prepaids and other assets is as follows (in thousands):

                                                          1996          1995
                                                          ----          ----

Real estate assets, net                                $ 142,089    $  147,508
Inventories, net                                          21,281        30,573
Excess of acquisition cost over net
 tangible assets acquired                                   -              173
Balances in risk sharing pools and associations            6,943         9,896
Prepaid reinsurance premium                                8,956         6,388
Unamortized debt expense                                   7,415         7,588
Other                                                     35,457        34,581
                                                       ---------    ----------

                                                       $ 222,141    $  236,707
                                                       =========    ==========


10.  Trade Payables, Expense Accruals and Other Liabilities:

A summary of trade payables, expense accruals and other liabilities at December 31, 1996 and 1995 is as follows (in thousands):

                                                          1996          1995
                                                          ----          ----
Trade Payables and Expense Accruals:
 Payables related to securities                        $  23,837    $   22,570
 Amount due on reinsurance                                16,394        11,744
 Trade and drafts payable                                 36,921        32,542
 Accrued compensation, severance and other
  employee benefits                                       23,668        23,553
 Pension liability                                         5,712         5,735
 Accrued interest payable                                  8,375         8,965
 Taxes, other than income                                 14,065        14,621
 Amounts withheld on account of others                    17,238         2,914
 Provision for servicing carrier claims                   26,986        23,513
 Other                                                    14,365        17,860
                                                       ---------    ----------

                                                       $ 187,561    $  164,017
                                                       =========    ==========
Other Liabilities:
 Unearned service fees                                 $  41,576    $   32,333
 Lease obligations                                         1,278         1,677
 Liability for unredeemed trading stamps                  23,735        30,574
 Postretirement and postemployment benefits               26,532        25,560
 Holdbacks on loans                                        3,806         6,035
 Unclaimed funds and dividends                             2,488         2,681
 Other                                                    21,338        24,040
                                                       ---------    ----------

                                                       $ 120,753    $  122,900
                                                       =========    ==========

11.  Long-term and Other Indebtedness:

The principal amount, stated interest rate and maturity of long-term debt outstanding at December 31, 1996 and 1995 are as follows (dollars in thousands):

                                                          1996          1995
                                                          ----          ----
Senior Notes:
 Term loans with banks                                 $  50,000    $   50,000
 7 3/4% Senior Notes due 2013, less debt
  discount of $831 and $881                               99,169        99,119
 Industrial Revenue Bonds (with variable interest)         4,900         5,600
 Other                                                    12,723        11,808
                                                       ---------    ----------
                                                         166,792       166,527
                                                       ---------    ----------
Subordinated Notes:
 10 3/8% Senior Subordinated Notes due 2002,
  less debt discount of $92 and $605                      22,252       124,395
 8 1/4% Senior Subordinated Notes due 2005               100,000       100,000
 7 7/8% Senior Subordinated Notes due 2006,
  less debt discount of $678                             134,322          -
 6% Swiss Franc Bonds due March 10, 1996                    -           27,255
 5 1/4% Convertible Subordinated Debentures due 2003     100,000       100,000
                                                       ---------    ----------
                                                         356,574       351,650
                                                       ---------    ----------
                                                       $ 523,366    $  518,177
                                                       =========    ==========

At December 31, 1996, credit agreements provided for aggregate contractual credit facilities of $150,000,000, bore interest based on the prime rate or LIBOR, plus commitment and other fees, and were due to expire in June 1997. No amounts were borrowed under these facilities as of December 31, 1996 and 1995. The term loans with banks also bore interest based on the prime rate or LIBOR. In February 1997, the Company replaced these credit facilities and the $50,000,000 of outstanding bank term loans with a new contractual bank credit facility of $200,000,000. The new facility bears interest based on the prime rate or LIBOR and expires in February 2002.

The most restrictive of the Company's debt instruments require maintenance of minimum Tangible Net Worth and limit Indebtedness, as defined in the agreements. In addition, the debt instruments contain limitations on dividends, investments, liens, contingent obligations and certain other matters. Had the new credit facility been in effect as of December 31, 1996, cash dividends of $300,300,000 would be eligible to be paid under the most restrictive covenants.

In October 1996, the Company sold $135,000,000 principal amount of its newly authorized 7 7/8% Senior Subordinated Notes due 2006 in an underwritten public offering at 99.487% of the principal amount. As of December 31, 1996, $114,000,000 of the net proceeds were used to purchase $102,656,000 aggregate principal amount of the 10 3/8% Senior Subordinated Notes due 2002 (the "10 3/8% Notes") plus accrued interest through a tender offer and in open market purchases. The Company intends to retire the 10 3/8% Notes that remain outstanding either through open market purchases or through early redemption in June 1997. In the fourth quarter of 1996, the Company reported an extraordinary loss on early extinguishment of these 10 3/8% Notes of $10,520,000 ($6,838,000 after taxes or $.11 per share).

The 5 1/4% Convertible Subordinated Debentures due 2003 (the "5 1/4% Debentures") are convertible into Common Shares at $28.75 per Common Share, an aggregate of 3,478,261 Common Shares, subject to anti-dilution provisions. On March 12, 1997, the Company called for redemption on April 11, 1997 all of its outstanding $100,000,000 5 1/4% Debentures, at a redemption price of 102.625% of the principal amount of the Debentures, plus accrued interest.

Approximately $9,425,000 of the manufacturing division's net property, equipment and leasehold improvements are pledged as collateral for the Industrial Revenue Bonds; and approximately

$26,259,000 of other assets (primarily property) are pledged for other indebtedness aggregating approximately $14,691,000.

Interest rate agreements are used to manage the potential impact of changes in interest rates on term loans with banks, customer banking deposits and credit agreement borrowings. Under interest rate swap agreements, the Company has agreed with other parties to pay fixed rate interest amounts and receive variable rate interest amounts calculated by reference to an agreed notional amount. The variable interest rate portion of the swaps is a specified LIBOR interest rate. At December 31, 1995, the notional amount of the Company's interest rate swaps were $75,000,000. Swaps that expired in 1996 required fixed rate payments of 7.23% on a $50,000,000 notional amount. The remaining $25,000,000, which comprises the notional amount of the Company's interest rate swaps at December 31, 1996, expire in 1999 and require fixed rate payments of 7.33%. The Company would have been required to pay $782,000 at December 31, 1996 and $2,351,000 at December 31, 1995 to retire these agreements. The LIBOR rate at December 31, 1996 was 5.6%. Changes in LIBOR interest rates in the future will change the amounts to be received under the agreements as well as interest to be paid under the related variable debt obligations.

Counterparties to interest rate swap agreements are major financial institutions, which management believes are able to fulfill their obligations. However, any losses due to default by the counterparties are likely to be immaterial.

The aggregate annual mandatory redemptions of debt during the five year period ending December 31, 2001 are as follows (in thousands): 1997 - $2,649; 1998 - $2,266; 1999 - $51,678; 2000 - $960; and 2001 - $980.

The weighted average interest rate on short-term borrowings (primarily customer banking deposits) was 5.8% and 6.1% at December 31, 1996 and 1995, respectively.

12.  Common Shares, Stock Options, Warrants and Preferred Shares:

The Board of Directors from time to time has authorized acquisitions of the Company's Common Shares. Pursuant to such authorization, during the three year period ended December 31, 1996, the Company acquired 87,285 Common Shares (34,037 shares in 1996, 29,276 shares in 1995 and 23,972 shares in 1994) at an average price of $23.77 per Common Share.

The Company has a fixed stock option plan which provides for grants of options or rights to non-employee directors and certain employees up to a maximum grant of three hundred thousand shares to any individual in a given taxable year. The plan provides for the issuance of stock options and stock appreciation rights at not less than the fair market value of the underlying stock at the date of grant. Options generally become exercisable in five equal annual instalments starting one year from date of grant. No stock appreciation rights have been granted.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), establishes a fair value method for accounting for stock-based compensation plans, either through recognition in the statements of income or disclosure. The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized in the statements of income for its stock-based compensation plans. Had compensation cost for the Company's stock option plans been recorded in the statements of income consistent with the provisions of SFAS 123, the Company's net income and earnings per share for 1996 and 1995 would not have been materially different from those reported.

A summary of activity with respect to the Company's stock options for the three years ended December 31, 1996 is as follows:

                                                                     Available
                                   Common    Weighted                   for
                                   Shares     Average     Options     Future
                                   Subject   Exercise   Exercisable   Option
                                  to Option   Prices    at Year-End    Grants
                                  ---------   ------    -----------    ------

Balance at January 1, 1994       1,552,944    $ 9.31     443,992     1,587,000
                                                         =======     =========
    Granted                         26,000    $18.28
    Exercised                     (330,000)   $ 5.57
    Cancelled                      (33,000)   $11.16
                                 ---------

Balance at December 31, 1994     1,215,944    $10.47     553,868     1,574,800
                                                         =======     =========
    Granted                         10,000    $23.25
    Exercised                     (414,826)   $ 6.31
    Cancelled                      (38,500)   $12.16
                                 ---------

Balance at December 31, 1995       772,618    $12.79     443,018     1,583,100
                                                         =======     =========
    Granted                        630,200    $26.54
    Exercised                     (287,792)   $ 7.66
    Cancelled                      (41,100)   $16.54
                                 ---------

Balance at December 31, 1996     1,073,926    $22.09     317,826       974,400
                                 =========               =======     =========

The weighted-average fair value of the options granted was $7.04 per share for 1996 and $6.47 per share for 1995 as estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) expected volatility of 25.3% for 1996 and 27.4% for 1995; (2) risk-free interest rates of 6.0% for 1996 and 5.9% for 1995; (3) expected lives of 3.7 years for 1996 and
4.0 years for 1995; and (4) dividend yields of .9% for 1996 and 1.1% for 1995.

The following table summarizes information about fixed stock options outstanding at December 31, 1996:

                            Options Outstanding           Options Exercisable
                            -------------------           -------------------
                                 Weighted
                     Common       Average     Weighted      Common      Weighted
                     Shares      Remaining     Average      Shares       Average
    Range of       Subject to   Contractual   Exercise    Subject to    Exercise
Exercise Prices      Option        Life         Price       Option        Price
---------------      ------        ----         -----       ------        -----

         $ 6.13       127,326     0.7 years    $ 6.13      127,326       $ 6.13
$11.25 - $14.25        14,800     1.0 years    $12.87       12,400       $13.19
$17.88 - $21.50       314,100     2.9 years    $20.33      176,100       $20.39
$23.25 - $26.63       617,700     5.1 years    $26.49        2,000       $23.25
                    ---------                              -------

$ 6.13 - $26.63     1,073,926     3.9 years    $22.09      317,826       $14.41
                    =========                              =======


On September 13, 1995, Ian M. Cumming and Joseph S. Steinberg, Chairman of the Board and President of the Company, respectively, and certain members of Mr. Cumming's family exercised previously granted warrants to purchase an aggregate of 3,188,000 Common Shares and sold such shares in an underwritten public offering. In connection with such public offering, the Company granted the underwriters an over allotment option, which was exercised, for 478,200 Common Shares. Under the terms of the warrant agreement, the Company was required to pay expenses of the sale, other than underwriting discounts. As a result of the exercise of the warrants and the exercise of the over allotment option, the Company realized aggregate cash proceeds, net of expenses, of $43,736,000. For income tax purposes, the exercise of the warrants resulted in a current income tax deduction of $57,305,000. For financial reporting purposes, the benefit of such deduction ($20,057,000) was credited directly to shareholders' equity.

At December 31, 1996 and 1995, the Company's Common Shares were reserved as follows:

                                                          1996         1995
                                                        ---------    ---------

Stock Options                                           2,048,326    2,355,718
Convertible Debentures                                  3,478,261    3,478,261
                                                        ---------    ---------
                                                        5,526,587    5,833,979
                                                        =========    =========

At December 31, 1996 and 1995, 6,000,000 preferred shares (redeemable and non-redeemable), par value $1 per share, were authorized.

13.  Net Securities Gains (Losses):

The following summarizes net securities gains (losses) for each of the three years in the period ended December 31, 1996 (in thousands):

                                             1996          1995         1994
                                             ----          ----         ----

Net realized gains (losses) on fixed
 maturities                               $  16,664     $  12,977    $  (7,644)
Provision for write-down of fixed
 maturity investments                          -             -          (3,126)
Net unrealized gain (loss) on trading
 securities                                  (2,886)        2,883       (1,231)
Net realized gains on equity and other
 securities                                  21,175         4,827        3,561
                                          ---------     ---------    ---------

                                          $  34,953     $  20,687    $  (8,440)
                                          =========     =========    =========

Proceeds from sales of investments classified as available for sale were $1,320,260,000, $694,560,000 and $625,994,000 during 1996, 1995 and 1994, respectively. Gross gains of $32,168,000, $20,415,000 and $7,252,000 and gross losses of $4,046,000, $4,105,000 and $14,193,000 were realized on these sales during 1996, 1995 and 1994, respectively.

14.  Other Results of Operations Information:

Investment and other income for each of the three years in the period ended December 31, 1996 consist of the following (in thousands):

                                             1996          1995         1994
                                             ----          ----         ----

Interest on short-term investments        $  17,158     $  15,864    $   9,283
Interest on fixed maturities                118,865       113,753      101,345
Service fee income                           48,959        53,021       30,115
Trading stamp revenues                       12,017        17,957       19,489
Rental income                                10,560         9,994        7,134
Gains on sale of property, net of costs      11,078         4,833        1,741
Gain on sale of Transportation Capital Corp.  1,516          -            -
Gains related to foreign power companies       -             -          22,948
Gain on return of the WMAC Companies           -           41,030         -
Litigation settlements                        5,434         4,666         -
Other                                        24,228        27,603       16,879
                                          ---------     ---------    ---------

                                          $ 249,815     $ 288,721    $ 208,934
                                          =========     =========    =========

Effective as of December 31, 1995, control of the WMAC Companies was returned to the Company and such subsidiaries were consolidated. The gain related to the return of the WMAC Companies reflects the difference between the carrying amount of the Company's investment prior to consolidation and the net assets of such subsidiaries.

Taxes, other than income or payroll, included in operations amounted to $31,110,000 (including $16,743,000 of premium taxes) for the year ended December 31, 1996, $30,837,000 (including $17,193,000 of premium taxes) for the year ended December 31, 1995 and $30,290,000 (including $16,625,000 of premium taxes) for the year ended December 31, 1994.

Advertising costs amounted to $13,351,000, $13,079,000 and $12,541,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

15.  Income Taxes:

The principal components of the deferred tax asset at December 31, 1996 and 1995 are as follows (in thousands):

                                                           1996         1995
                                                        ---------    ---------

Insurance reserves and unearned premiums                $  72,454    $  69,003
Securities valuation reserves                              13,820        9,308
Other accrued liabilities                                   5,424       12,493
Employee benefits and compensation                          7,004        6,473
Unrealized (gains) on investments                          (1,297)     (13,837)
Depreciation                                               (4,261)      (6,612)
Policy acquisition costs                                  (13,892)     (15,907)
Tax loss carryforwards, net of tax sharing payments        37,388       49,026
Other, net                                                  5,046        7,231
                                                        ---------    ---------
                                                          121,686      117,178
   Valuation allowance                                    (40,584)     (44,060)
                                                        ---------    ---------
                                                        $  81,102    $  73,118
                                                        =========    =========

The valuation allowance principally relates to certain acquired tax loss carryforwards, the usage of which is subject to certain limitations and certain other matters which may restrict their availability, and unrealized capital losses.

In addition, the amounts reflected above are based on the minimum tax loss carryforwards of Phlcorp, Inc. ("Phlcorp"), a subsidiary of the Company. As described more fully herein, substantial additional amounts may be available under certain circumstances and as uncertainties are resolved. If these uncertainties are resolved in the Company's favor, the deferred tax asset related to tax loss carryforwards would increase by approximately $81,000,000, exclusive of any additional valuation allowance.

The Company believes it is more likely than not that the recorded deferred tax asset will be realized principally from taxable income generated by profitable operations.

The provision for income taxes for each of the three years in the period ended December 31, 1996 was as follows (in thousands):

                                             1996          1995         1994
                                             ----          ----         ----

State income taxes (principally
 currently payable)                       $   1,200     $   2,500    $   6,000
Federal income taxes:
 Current                                      4,204           171        2,120
 Deferred                                       105         6,113        7,392
Foreign income taxes (principally
 currently payable)                             500           496          179
                                          ---------     ---------    ---------

                                          $   6,009     $   9,280    $  15,691
                                          =========     =========    =========


The table below reconciles expected statutory federal income tax to actual income tax expense (in thousands):

                                             1996          1995         1994
                                             ----          ----         ----

Expected federal income tax               $  10,564     $  31,319    $  17,911
State income taxes, net of federal
 income tax benefit                             780         1,625        3,900
Amortization of excess of acquisition
 cost over net tangible assets acquired        -              910        1,028
Tax exempt interest                             (30)         (469)      (1,144)
Return of the WMAC Companies                   -          (14,360)        -
Reduction in valuation allowance             (3,476)         -          (5,340)
Recognition of additional tax benefits       (2,500)       (9,547)      (1,041)
Other                                           671          (198)         377
                                          ---------     ---------    ---------

   Actual income tax expense              $   6,009     $   9,280    $  15,691
                                          =========     =========    =========

The valuation allowance applicable to the deferred income tax asset recorded upon adoption of SFAS 109 gave effect to the possible unavailability of certain income tax deductions. During 1996 and 1994 certain matters were favorably resolved and the Company reduced the valuation allowance as reflected in the above reconciliation. Since the WMAC Companies have previously been included in the Company's consolidated federal income tax return, the gain recorded upon return of the WMAC Companies is not taxable.

Phlcorp, in connection with its 1986 reorganization, entered into a tax settlement agreement (the "Tax Settlement Agreement") with the United States whereby, among other things, Phlcorp agreed that upon utilization of certain pre-reorganization tax loss carryforwards, it would pay 25% of any resultant tax savings to the government, subject to certain limitations. The Tax Settlement Agreement provides that post-reorganization tax attributes and net operating losses will be utilized prior to pre-reorganization operating losses in calculating tax sharing payments. Due to unresolved issues concerning certain post-reorganization deductions, Phlcorp is unable to state with certainty the amount of its available carryforwards. However, Phlcorp believes that it has minimum tax operating loss carryforwards of between $70,000,000 and $302,000,000 at December 31, 1996. The expiration dates for Phlcorp's carryforwards will depend on the outcome of the matters referred to above, although it is unlikely such carryforwards will begin to expire before 1998.

At December 31, 1996 the Company had tax loss carryforwards, which have been reflected in the deferred tax asset after applying the statutory federal income tax rate, as follows (in thousands):

             Year of                                   Loss
           Expiration                              Carryforwards
           ----------                              -------------

              1997                                   $       463
              1998                                         1,311
              1999                                           433
              2000                                            21
              2002                                           272
              2003                                        11,045
              2005                                        13,150
              2010                                        12,657
                                                     -----------
                                                          39,352
Phlcorp minimum amount, as described above                70,000
                                                     -----------
  Total minimum tax loss carryforwards               $   109,352
                                                     ===========

Limitations exist under the tax law which may restrict the utilization of the Phlcorp carryforwards and the utilization of an aggregate of approximately $2,797,000 of non-Phlcorp tax loss carryforwards. Further, certain of the future deductions may only be utilized in the tax returns of certain life insurance subsidiaries. These limitations are considered in the determination of the valuation allowance.

Under certain circumstances, the value of the carryforwards available could be substantially reduced if certain changes in ownership were to occur. In order to reduce this possibility, the Company's certificate of incorporation was amended to include certain charter restrictions which prohibit transfers of the Company's Common Stock under certain circumstances.

Under prior law, Charter National had accumulated $15,447,000 of special federal income tax deductions allowed life insurance companies and the Colonial Penn life insurance subsidiaries had accumulated $161,000,000 of such special deductions. Under certain conditions, such amounts could become taxable in future periods. Except with respect to amounts applicable to Colonial Penn's life insurance subsidiaries, the Company does not anticipate any transaction occurring which would cause these amounts to become taxable. With respect to Colonial Penn's life insurance subsidiaries, the IRS has asserted that certain of such special federal income tax deductions should have been reflected in taxable income in prior years, and has assessed additional taxes (excluding interest) of $2,899,000 and $19,132,000, for 1989 and 1988, respectively. Under the terms of the purchase agreement whereby Colonial Penn was acquired from FPL Group Capital Inc (the "Seller"), the Seller assumed the obligation to reimburse the Company for any such taxes.

Pursuant to the purchase agreement, the Company complied with the Seller's instructions and agreed to the 1989 assessment. To date, Seller has failed to comply with its contractual obligation to reimburse the Company for payment of the 1989 assessment, the related interest and the loss of certain minimum tax credit carryforwards, an aggregate of $3,766,000, to which the Company is entitled under Seller's indemnification. In a response to a legal proceeding initiated by the Company to collect such amount due under the Seller's indemnification obligation, the Seller has alleged that the Company has breached the purchase agreement and, on that basis, Seller has denied liability for the 1989 assessment. The Company believes it has not breached the purchase agreement and the Seller remains liable for all such taxes and interest. The Seller is currently exercising its right under the purchase agreement to control the contest of the 1988 IRS assessment. If the Seller is unsuccessful in contesting the 1988 IRS assessment, no assurance can be given that the Seller will comply with its indemnification obligations under the purchase agreement. The Company intends to enforce its indemnification rights against the Seller and to seek other relief, including relief for Seller's bad faith.

During 1995, the Company entered into an agreement with the Seller to settle a lawsuit initiated by the Company to collect certain amounts due from the Seller under a tax indemnification included in the purchase agreement for other taxable periods. The settlement required the Seller to pay certain amounts to the Company, which are reflected in investment and other income for the year ended December 31, 1995.

16.  Pension Plans and Postretirement Benefits:

The Company maintains defined benefit pension plans covering employees of certain units who meet age and service requirements. Benefits are generally based on final average salary and years of service. The Company funds its pension plans in amounts sufficient to satisfy minimum ERISA funding requirements.

Pension expense charged to operations included the following components (in thousands):

                                             1996          1995         1994
                                             ----          ----         ----

Service cost                              $   4,660     $   3,735    $   4,833
Interest cost                                 6,480         5,414        5,622
Actual return on plan assets                 (5,704)       (9,281)       2,222
Net amortization and deferral                 2,188         3,649       (7,190)
                                          ---------     ---------    ---------

  Net pension expense                     $   7,624     $   3,517    $   5,487
                                          =========     =========    =========

The funded status of the pension plans at December 31, 1996 and 1995 was as follows (in thousands):

                                                           1996         1995
                                                           ----         ----
Actuarial present value of accumulated
 benefit obligation:
  Vested                                                $  74,562    $  81,245
  Non-vested                                                2,021        1,880
                                                        ---------    ---------

                                                        $  76,583    $  83,125
                                                        =========    =========

Projected benefit obligation                            $  98,733    $ 103,683
Plan assets at fair value                                  90,902       85,033
                                                        ---------    ---------
  Funded status                                            (7,831)     (18,650)
Unrecognized prior service cost                             2,773        2,953
Unrecognized net loss at January 1, 1987                      431        1,706
Unrecognized net (gain) loss from experience
 differences and assumption changes                        (1,085)       8,256
                                                        ---------    ---------

  Accrued pension liability                             $  (5,712)   $  (5,735)
                                                        =========    =========


The plans' assets consist primarily of U.S. government and agencies' bonds and corporate bonds and notes. The projected benefit obligation at December 31, 1996 and 1995 was determined using an assumed discount rate of 7.5% and 7.0%, respectively, and an assumed compensation increase rate of 5.0% and 5.6%, respectively. The assumed long-term rate of return on plan assets was 7.4% at December 31, 1996 and 1995.

The Company also has defined contribution pension plans covering certain employees. Contributions and costs are a percent of each covered employee's salary. Amounts charged to expense related to such plans were $2,058,000, $2,028,000 and $3,064,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

Several subsidiaries provide certain health care and other benefits to certain retired employees under plans which are currently unfunded. The Company pays the cost of postretirement benefits as they are incurred. Amounts charged to expense (principally interest) related to such benefits were $1,677,000 in 1996, $1,521,000 in 1995 and $1,500,000 in 1994.

Included in other liabilities at December 31, 1996 and 1995 are the following (in thousands):

                                                           1996         1995
                                                        ---------    ---------
Accumulated postretirement benefit obligation:
  Retirees                                              $  12,624    $  16,091
  Fully eligible active plan participants                   2,818        2,827
  Other active plan participants                              450        2,218
                                                        ---------    ---------
     Accumulated postretirement benefit obligation         15,892       21,136

 Unrecognized prior service cost                            5,623          455
 Unrecognized net gain from experience
  differences and assumption changes                        1,580          436
                                                        ---------    ---------

     Accrued postretirement benefit obligation          $  23,095    $  22,027
                                                        =========    =========


The discount rate used in determining the accumulated postretirement benefit obligation was 7.5% and 7.0% at December 31, 1996 and 1995, respectively. The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation were between 7.3% and 13.0% for 1996 and 7.6% and 14.0% for 1995, declining to an ultimate rate of between 5.0% and 8.0% by 2006.

If the health care cost trend rates were increased by 1%, the accumulated postretirement obligation as of December 31, 1996 and 1995 would have increased by $1,046,000 and $1,317,000, respectively. The effect of this change on the aggregate of service and interest cost for 1996 and 1995 would be immaterial.

17.  Commitments:

The Company and its subsidiaries rent office space and office equipment under non-cancelable operating leases with terms generally varying from one to twenty years. Rental expense (net of sublease rental income) charged to operations was $14,620,000 in 1996, $13,991,000 in 1995 and $14,338,000 in 1994. Aggregate
minimum annual rentals (exclusive of real estate taxes, maintenance and certain other charges) relating to facilities under lease in effect at December 31, 1996 are as follows (in thousands): 1997 - $7,796; 1998 - $6,901; 1999 - $9,040; 2000
- $6,883; 2001 - $6,184; and thereafter - $109,751. Future minimum sublease rental income is not material.

Included in the amounts shown above are the gross future minimum annual rental payments relating to a twenty year lease which the Empire Group entered into beginning November 1998 for its executive and administrative offices. These offices will be in an office building in which the Company has an equity interest. The above amounts have not been reduced for the Company's share of rental income due to its equity participation in this office building. In connection with this equity investment, the Company has committed to invest up to $25,000,000, which is expected to be contributed in 1998.

In connection with the sale of certain subsidiaries, the Company has made or guaranteed the accuracy of certain representations given to the acquiror. No material loss is expected in connection with such matters.

In connection with the return of the WMAC Companies, the WMAC Companies have guaranteed the collectibility of reinsurance agreements applicable to a block of mortgage reinsurance business. The maximum amount of such contingency is $26,237,000 at December 31, 1996. The reinsurance agreements are with highly rated institutions and/or are secured in part by letters of credit or trust funds; as a result the Company does not expect a material loss in connection with this guarantee.

The insurance and the banking and lending subsidiaries are limited by regulatory requirements and agreements in the amount of dividends and other transfers of funds that are available to the Company. Principally as a result of such restrictions, the net assets of subsidiaries which are subject to limitations on transfer of funds to the Company were approximately $907,295,000 (including $149,758,000 relating to the Company's discontinued operations) at December 31, 1996.

18.  Litigation:

The Company is subject to various litigation which arises in the course of its business. Based on discussions with counsel, management is of the opinion that such litigation will have no material adverse effect on the consolidated financial position of the Company or its consolidated results of operations.

19.  Earnings (Loss) Per Common Share:

Earnings (loss) per common and dilutive common equivalent share was calculated by dividing net income by the sum of the weighted average number of Common Shares outstanding and the incremental weighted average number of Common Shares issuable upon exercise of options and warrants for the periods they were outstanding. The number of common and dilutive common equivalent shares used for this calculation was 60,560,000 in 1996, 59,271,000 in 1995 and 58,202,000 in
1994.

Fully diluted earnings (loss) per share was calculated as described above except that in 1994 the incremental number of shares utilized the year end market price for the Company's Common Shares, since the year end market price was above the average for that year. In addition, for 1995 and 1994 the calculations assume the 5 1/4% Debentures had been converted into Common Shares for the period they were outstanding and earnings increased for the interest on such debentures, net of the income tax effect. Conversion was not assumed for 1996 since the effect of such assumed conversion would have been to increase earnings per share. The number of shares used for this calculation was 60,560,000 in 1996, 62,807,000 in 1995 and 61,715,000 in 1994.

20.  Fair Value of Financial Instruments:

The following table presents fair value information about certain financial instruments, whether or not recognized on the balance sheet. Where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The fair value amounts presented do not purport to represent and should not be considered representative of the underlying "market" or franchise value of the Company. The methods and assumptions used to estimate the fair values of each class of the financial instruments described below are as follows:

(a) Investments: The fair values of marketable equity securities and fixed maturity securities are substantially based on quoted market prices, as disclosed in Note 7. It is not practicable to determine the fair value of policyholder loans since such loans generally have no stated maturity, are not separately transferable and are often repaid by reductions to benefits and surrenders.

(b) Cash and cash equivalents: For cash equivalents, the carrying amount approximates fair value.

(c) Loans receivable of banking and lending subsidiaries: The fair value of loans receivable of the banking and lending subsidiaries is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

(d) Separate and variable accounts: Separate and variable accounts assets and liabilities are carried at market value, which is a reasonable estimate of fair value.

(e) Investments in associated companies: The fair values of a foreign power company are principally estimated based upon quoted market prices. The carrying value of the remaining investments in associated companies approximates fair value.

(f) Derivatives: The fair values of derivatives generally reflect the amounts that the Company would receive or pay to terminate the interest rate and currency swap contracts.

(g) Customer banking deposits: The fair value of customer banking deposits is estimated using rates currently offered for deposits of similar remaining maturities.

(h) Long-term and other indebtedness: The fair values of non-variable rate debt are estimated using quoted market prices and estimated rates which would be available to the Company for debt with similar terms. The fair value of variable rate debt is estimated to be the carrying amount.

(i) Investment contract reserves: Single premium deferred annuity reserves are carried at account value, which is a reasonable estimate of fair value. The fair value of other investment contracts is estimated by discounting the future payments at rates which would currently be offered for contracts with similar terms.

The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1996 and 1995 are as follows (in thousands):

                                            1996                    1995
                                            ----                    ----
                                    Carrying      Fair      Carrying      Fair
                                     Amount       Value      Amount       Value
                                     ------       -----      ------       -----
Financial Assets:
 Investments:
  Practicable to estimate
   fair value                      $2,096,229  $2,096,225  $2,168,442  $ 2,169,299
  Policyholder loans                    4,955       -           5,916         -
 Cash and cash equivalents            299,472     299,472     206,729      206,729
 Loans receivable of banking and
  lending subsidiaries, net of
  allowance                           221,174     234,771     264,498      277,676
 Separate and variable accounts       436,992     436,992     370,968      370,968
 Investments in associated
  companies                           206,384     214,462     184,088      192,166
 Other assets (derivatives)              -           -          1,838        9,180

Financial Liabilities:
 Customer banking deposits            209,261     210,160     203,061      204,192
 Long-term and other indebtedness     523,366     533,245     518,177      544,151
 Investment contract reserves           6,331       6,331       9,284        9,284
 Separate and variable accounts       435,937     435,937     370,968      370,968
 Other liabilities (derivatives)          683       2,132         218        2,569


21.  Segment Information:

Certain information concerning the Company's operations for the three years ended December 31, 1996 is presented in the following table.

                                           1996          1995          1994
                                           ----          ----          ----
                                                    (In millions)
Revenues:

   Property and Casualty Insurance       $ 1,015.1      $  984.3     $   872.1
   Life Insurance                             10.5          13.1          11.3
   Banking and Lending                        55.1          58.6          49.0
   Manufacturing                             148.4         166.3         180.1
   Corporate and Other (a)                    47.2         125.5          59.9
                                         ---------      --------     ---------
                                         $ 1,276.3      $1,347.8     $ 1,172.4
                                         =========      ========     =========

Income (loss) before income taxes:

   Property and Casualty Insurance        $   95.5      $   78.9     $    96.4
   Life Insurance                              5.5          11.0           -
   Banking and Lending                        14.5          16.7          16.3
   Manufacturing                                .4         (18.0)        (11.7)
   Corporate and Other (a)(b)                (85.7)           .9         (49.8)
                                          --------      --------     ---------
                                          $   30.2      $   89.5     $    51.2
                                          ========      ========     =========

                                           1996          1995          1994
                                           ----          ----          ----
                                                    (In millions)
Identifiable assets employed:

   Property and Casualty Insurance        $2,398.8      $2,374.2     $ 2,117.9
   Life Insurance                            645.8         602.7         601.2
   Banking and Lending                       291.3         336.8         316.4
   Manufacturing                              68.7          83.6          93.5
   Corporate and Other (c)                   926.8         868.2         690.7
                                          --------      --------     ---------
                                          $4,331.4      $4,265.5     $ 3,819.7
                                          ========      ========     =========


At December 31, 1996, the Company and its consolidated subsidiaries had 3,589 full-time employees.

   (a) Includes equity in losses of associated companies ($33,631,000 in 1996, $2,613,000 in 1995 and $5,176,000 in 1994), gains (losses) from certain investments and real estate and other operations. In 1995, includes a $41,030,000 gain related to the return of the WMAC Companies.

   (b) Includes corporate interest expense and overhead, including expenses related to certain acquisition and investing activities.

   (c) Principally consists of cash, investments, real estate, receivables, the deferred income tax asset and the net assets of discontinued operations.

22.  Selected Quarterly Financial Data (Unaudited):

                                             First     Second      Third     Fourth
                                            Quarter    Quarter    Quarter    Quarter
                                            -------    -------    -------    -------
                                            (In thousands, except per share amounts)
1996:
Revenues                                   $329,933   $319,672   $319,667   $307,057
                                           ========   ========   ========   ========

Income (loss) from continuing operations
 before extraordinary loss                 $  7,384   $  4,026   $ 14,952   $ (2,188)
                                           ========   ========   ========   ========
Income from discontinued operations,
 net of taxes                              $  8,217   $  9,147   $  4,233   $  9,744
                                           ========   ========   ========   ========
Extraordinary loss from early extinguish-
 ment of debt, net of income tax benefit   $   -      $   -      $   -      $ (6,838)
                                           ========   ========   ========   ========

Net income                                 $ 15,601   $ 13,173   $ 19,185   $    718
                                           ========   ========   ========   ========


                                             First     Second      Third     Fourth
                                            Quarter    Quarter    Quarter    Quarter
                                            -------    -------    -------    -------
                                            (In thousands, except per share amounts)
Earnings (loss) per common and dilutive
 common equivalent share:
  Income (loss) from continuing operations
   before extraordinary loss                   $.12       $.07       $.25      $(.04)
  Income from discontinued operations           .14        .15        .07        .16
  Extraordinary loss                             -          -          -        (.11)
                                               ----       ----       ----      -----
     Net income                                $.26       $.22       $.32      $ .01
                                               ====       ====       ====      =====

Number of shares used in calculation         60,586     60,552     60,534     60,571
                                             ======     ======     ======     ======

Earnings (loss) per fully diluted common share:
  Income (loss) from continuing operations
   before extraordinary loss                   $.12       $.07       $.24      $(.04)
  Income from discontinued operations           .14        .15        .07        .16
  Extraordinary loss                             -          -          -        (.11)
                                               ----       ----       ----      -----
     Net income                                $.26       $.22       $.31      $ .01
                                               ====       ====       ====      =====

Number of shares used in calculation         60,586     60,552     64,022     60,571
                                             ======     ======     ======     ======

1995:
Revenues                                   $306,852   $324,595   $339,045   $377,294
                                           ========   ========   ========   ========

Income from continuing operations          $  9,314   $ 11,574   $ 15,842   $ 43,473
                                           ========   ========   ========   ========
Income from discontinued operations,
 net of taxes                              $  7,009   $  5,835   $  5,884   $  8,572
                                           ========   ========   ========   ========

Net income                                 $ 16,323   $ 17,409   $ 21,726   $ 52,045
                                           ========   ========   ========   ========

Earnings per common and dilutive common
 equivalent share:
  Income from continuing operations            $.16       $.20       $.27       $.72
  Income from discontinued operations           .12        .10        .10        .14
                                               ----       ----       ----       ----
     Net income                                $.28       $.30       $.37       $.86
                                               ====       ====       ====       ====

Number of shares used in calculation         58,590     58,591     59,427     60,565
                                             ======     ======     ======     ======

Earnings per fully diluted common share:
  Income from continuing operations            $.17       $.20       $.27       $.70
  Income from discontinued operations           .11        .09        .09        .13
                                               ----       ----       ----       ----
     Net income                                $.28       $.29       $.36       $.83
                                               ====       ====       ====       ====

Number of shares used in calculation         62,069     62,218     62,984     64,043
                                             ======     ======     ======     ======


In 1996 and 1995, the totals of quarterly per share amounts do not necessarily equal annual per share amounts.

23.  Subsequent Event:

On June 30, 1997, the Company signed an agreement to sell the property and casualty insurance business of the Colonial Penn P&C Group to General Electric Capital Corporation for $950,000,000 in cash, plus an aggregate of $156,164 per day from and including January 1, 1997 through and including the closing date. The Group's primary business is providing private passenger automobile insurance to the mature adult population through direct response marketing. The transaction is subject to the Company's shareholder approval, regulatory approvals and customary closing conditions and is expected to close in the fourth quarter of 1997.

SCHEDULE II - Condensed Financial Information of Registrant
LEUCADIA NATIONAL CORPORATION
BALANCE SHEETS
December 31, 1996 and 1995
(Dollars in thousands, except par value)

                                                          1996          1995
                                                          ----          ----


ASSETS
Cash and cash equivalents                            $    61,330   $    14,877
Investments                                              115,443       107,087
Deferred income taxes                                    107,903       103,466
Miscellaneous receivables and other assets                42,221        52,119
Investments in and advances to/from subsidiaries, net
 (includes net assets of discontinued operations
  of $149,758 and $123,705)                            1,321,381     1,364,275
                                                     -----------   -----------

                                                     $ 1,648,278   $ 1,641,824
                                                     ===========   ===========

LIABILITIES
Accounts payable, expense accruals and income taxes  $    24,043   $    29,386
Debt, including current maturities                       506,128       500,947
                                                     -----------   -----------

                                                         530,171       530,333
                                                     -----------   -----------
SHAREHOLDERS' EQUITY
Common shares, par value $1 per share,
 authorized 150,000,000 shares; 60,417,579
 and 60,163,824 shares issued and
 outstanding, after deducting 54,353,691
 and 54,319,654 shares held in treasury                   60,418        60,164
Additional paid-in capital                               161,026       159,914
Net unrealized gain on investments                         1,759        30,086
Retained earnings                                        894,904       861,327
                                                     -----------   -----------

     Total shareholders' equity                        1,118,107     1,111,491
                                                     -----------   -----------

                                                     $ 1,648,278   $ 1,641,824
                                                     ===========   ===========



                         See notes to this schedule.

LEUCADIA NATIONAL CORPORATION
STATEMENTS OF INCOME
For the years ended December 31, 1996, 1995 and 1994
(In thousands, except per share amounts)


                                             1996          1995         1994
                                             ----          ----         ----

Investment income, net                    $  32,469     $  38,931    $  22,700
Equity in losses of associated companies    (14,720)          (24)       -
Net securities gains (losses)                    96            (1)      (2,160)
Equity in income of subsidiaries             92,821       125,913       94,913
                                           --------     ---------    ---------

                                            110,666       164,819      115,453
                                          ---------     ---------    ---------

Interest expense                             62,242        58,723       50,060
Other expenses, net                          24,250        25,893       29,910
                                           --------     ---------    ---------

                                             86,492        84,616       79,970
                                          ---------     ---------    ---------

  Income from continuing operations
   before extraordinary loss                 24,174        80,203       35,483

  Equity in income from discontinued
   operations of subsidiaries                31,341        27,300       35,353
                                          ---------     ---------    ---------
  Income before extraordinary loss           55,515       107,503       70,836


Extraordinary loss from early
 extinguishment of debt, net of income
 tax benefit of $3,682                       (6,838)         -            -
                                          ---------     ---------    ---------

    Net income                            $  48,677     $ 107,503    $  70,836
                                          =========     =========    =========


Earnings (loss) per common and dilutive
 common equivalent share:
  Income from continuing operations
   before extraordinary loss                  $ .40         $1.35        $ .61
  Income from discontinued operations           .51           .46          .61
  Extraordinary loss                           (.11)           -            -
                                              -----         -----        -----

    Net income                                $ .80         $1.81        $1.22
                                              =====         =====        =====

Fully diluted earnings (loss) per common share:
  Income from continuing operations
   before extraordinary loss                  $ .40         $1.33        $ .64
  Income from discontinued operations           .51           .44          .57
  Extraordinary loss                           (.11)           -           -
                                              -----         -----        -----

    Net income                                $ .80         $1.77        $1.21
                                              =====         =====        =====


                          See notes to this schedule.

LEUCADIA NATIONAL CORPORATION
STATEMENTS OF CASH FLOWS
For the years ended December 31, 1996, 1995 and 1994


                                             1996          1995         1994
                                             ----          ----         ----
                                                 (Thousands of dollars)

Net cash flows from operating activities:
-----------------------------------------
Net income                                $  48,677     $ 107,503    $  70,836
Adjustments to reconcile net income to
 net cash provided by (used for)
 operations:
 Amortization                                  (487)          681        1,486
 Net securities (gains) losses                  (96)            1        2,160
 Equity in earnings of subsidiaries        (124,162)     (153,213)    (130,266)
 Equity in losses of associated
   companies                                 14,720            24         -
 Extraordinary loss, net of income
   tax benefit                                6,838          -            -
 Net change in:
   Miscellaneous receivables                  1,121          (582)         221
   Other assets                              (7,327)       (1,714)      (5,347)
   Investments in and advances to/from
    subsidiaries, net                       125,508        26,641      (19,051)
   Accounts payable, expense accruals
    and income taxes                         (1,661)        9,047        3,881
 Other                                        2,204         2,616        1,840
                                          ---------     ---------    ---------
   Net cash provided by (used for)
    operating activities                     65,335        (8,996)     (74,240)
                                          ---------     ---------    ---------

Net cash flows from investing activities:
-----------------------------------------
Dividends received from subsidiaries         32,581        10,076        8,422
Capital contribution to subsidiaries        (12,068)      (13,319)      (6,008)
Investment in Providential Life in 1996
 and MK Gold Company in 1995                (11,504)      (22,593)         -
Purchases of investments (other than
 short-term)                               (149,228)     (124,855)      (8,022)
Proceeds from maturities of investments     116,930        43,300        1,000
Proceeds from sales of investments           25,117            76       68,268
                                          ---------     ---------    ---------
   Net cash provided by (used for)
    investing activities                      1,828      (107,315)      63,660
                                          ---------     ---------    ---------

Net cash flows from financing activities:
-----------------------------------------
Net change in short-term borrowings             207           (80)        (402)
Issuance of long-term debt, net of
 issuance costs                             132,793        98,590       50,000
Reduction of long-term debt                (137,773)       (5,702)     (21,250)
Sale of common shares and exercise of
 warrants, net of expenses                     -           43,857         -
Purchase of common shares for treasury         (837)         (727)        (472)
Dividends paid                              (15,100)      (15,025)      (7,021)
                                          ---------     ---------    ---------
   Net cash provided by (used for)
    financing activities                    (20,710)      120,913       20,855
                                          ---------     ---------    ---------
                                                                     (continued)

LEUCADIA NATIONAL CORPORATION
STATEMENTS OF CASH FLOWS - continued
For the years ended December 31, 1996, 1995 and 1994


                                             1996          1995         1994
                                             ----          ----         ----
                                                  (Thousands of dollars)
   Net increase in cash and cash
    equivalents                           $  46,453     $   4,602    $  10,275
Cash and cash equivalents at January 1,      14,877        10,275         -
                                          ---------     ---------    ---------

Cash and cash equivalents at
  December 31,                            $  61,330     $  14,877    $  10,275
                                          =========     =========    =========

Supplemental disclosures of cash flow
 information:
Cash paid during the year for:
 Interest                                   $40,238       $39,768      $33,512
 Income tax payments, net of refunds        $ 2,490       $(3,723)     $ 5,799














                          See notes to this schedule.

LEUCADIA NATIONAL CORPORATION
NOTES TO SCHEDULE




A. The notes to consolidated financial statements of Leucadia National Corporation and Subsidiaries are incorporated by reference to this schedule.

B. The statements of shareholders' equity are the same as those presented for Leucadia National Corporation and Subsidiaries.

C. Equity in the income of the subsidiaries is after reflecting income taxes recorded by the subsidiaries. In 1996, 1995 and 1994, there was no provision or benefit for income taxes provided by the parent company, other than the benefit related to the extraordinary loss. Tax sharing payments received from subsidiaries were $48,017,000 in 1996, $42,078,000 in 1995 and $35,385,000 in 1994.

D. The deferred income tax asset of $107,903,000 and $103,466,000 at December 31, 1996 and 1995, respectively, had not been allocated to the individual subsidiaries.

SCHEDULE III - Supplementary Insurance Information
LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
For the years ended December 31, 1996, 1995 and 1994

                                                                                               Insurance
                                                                                                 Losses,
                                                                                                 Policy
                                                                                                Benefits
                                                                                                   and
                                                      Separate                                 Amortization
                       Deferred                         and       Policy                            of
                        Policy    Future              Variable     and                 Net       Deferred     Other    Non-Life
                     Acquisition  Policy   Unearned   Accounts   Contract  Premium  Investment  Acquisition Operating  Premiums
                        Costs    Benefits  Premiums  Liabilities  Claims   Revenue    Income      Costs      Expenses  Written
                        -----    --------  --------  -----------  ------   -------    ------      -----      --------  -------
                                               (Thousands of dollars)
1996
Life insurance         $  -      $140,110  $   -     $435,937  $    2,868  $  4,241  $  6,209    $  1,846    $ 4,017   $   -
                       -------   --------  --------  --------  ----------  --------  --------    --------    -------   --------
Property and casualty
 insurance:
  Automobile            29,092       -      349,419      -        807,207   676,726    88,012     682,545     24,020    685,743
  Commercial             8,847       -       43,336      -        267,034    92,414    21,948      81,349     16,638     84,187
  Miscellaneous
   and personal          3,715       -       38,568      -         36,226    54,377     5,812      47,584      5,987     56,262
                       -------   --------   -------  --------  ----------  --------  --------    --------    -------   --------
                        41,654       -      431,323      -      1,110,467   823,517   115,772     811,478     46,645    826,192
                       -------   --------  --------  --------  ----------  --------  --------    --------    -------   --------
                       $41,654   $140,110  $431,323  $435,937  $1,113,335  $827,758  $121,981    $813,324    $50,662   $826,192
                       =======   ========  ========  ========  ==========  ========  ========    ========    =======   ========

1995
Life insurance         $  -      $163,414  $   -     $370,968  $    2,657  $  4,228  $  7,055    $   (466)   $ 5,229   $   -
                       -------   --------  --------  --------  ----------  --------  --------    --------    -------   --------
Property and casualty
 insurance:
  Automobile            34,054       -      338,439      -        805,926   667,365    80,228     688,708     12,594    684,683
  Commercial            10,141       -       51,808      -        285,637   102,722    19,936      85,493      9,679    100,351
  Miscellaneous
   and personal          2,526       -       36,576      -         37,389    46,481     5,601      35,388      5,672     49,134
                       -------   --------  --------  --------  ----------  --------  --------    --------    -------   --------
                        46,721       -      426,823      -      1,128,952   816,568   105,765     809,589     27,945    834,168
                       -------   --------  --------  --------  ----------  --------  --------    --------    -------   --------
                       $46,721   $163,414  $426,823  $370,968  $1,131,609  $820,796  $112,820    $809,123    $33,174   $834,168
                       =======   ========  ========  ========  ==========  ========  ========    ========    =======   ========

1994
Life insurance         $  -      $211,562  $   -     $319,632  $    1,403  $  4,779  $  7,358    $  8,017    $ 8,757   $   -
                       -------   --------  --------  --------  ----------  --------  --------    --------    -------   --------
Property and casualty
 insurance:
  Automobile            29,741       -      314,145      -        766,276   599,180    70,275     553,916     33,093    629,555
  Commercial            10,567       -       54,208      -        263,400   101,394    18,107      77,471     12,302    101,221
  Miscellaneous
   and personal          1,942       -       35,154      -         38,342    45,867     4,964      49,299      6,220     46,968
                       -------   --------  --------  --------  ----------  --------  --------    --------    -------   --------
                        42,250       -      403,507      -      1,068,018   746,441    93,346     680,686     51,615    777,744
                       -------   --------  --------  --------  ----------  --------  --------    --------    -------   --------
                       $42,250   $211,562  $403,507  $319,632  $1,069,421  $751,220  $100,704    $688,703    $60,372   $777,744
                       =======   ========  ========  ========  ==========  ========  ========    ========    =======   ========

SCHEDULE IV - Schedule of Reinsurance
LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
For the years ended December 31, 1996, 1995 and 1994

                                                                                Percentage
                                                                                    of
                                               Ceded       Assumed                Amount
                                  Direct     to Other    from Other       Net     Assumed
                                 Business    Companies    Companies     Amount    to Net
                                 --------    ---------    ---------     ------    ------
                                                          (Thousands of dollars)
1996
Life insurance in force          $145,000    $ 72,000      $   -      $ 73,000      .00%
                                 ========    ========      ========   ========

Premiums:
 Life insurance                  $  4,561    $    354      $     34   $  4,241      .80%
 Accident and health insurance        153        -             -           153      .00%
 Property and liability
  insurance                       877,773      60,321         5,912    823,364      .72%
                                 --------    --------      --------   --------

    Total premiums               $882,487    $ 60,675      $  5,946   $827,758      .72%
                                 ========    ========      ========   ========

1995
Life insurance in force          $177,000    $ 98,000      $   -      $ 79,000      .00%
                                 ========    ========      ========   ========

Premiums:
 Life insurance                  $  4,228    $    297      $    297   $  4,228     7.02%
 Accident and health insurance      1,169        -             -         1,169      .00%
 Property and liability
  insurance                       836,382      43,117        22,134    815,399     2.71%
                                 --------    --------      --------   --------

    Total premiums               $841,779    $ 43,414      $ 22,431   $820,796     2.73%
                                 ========    ========      ========   ========


1994
Life insurance in force          $253,000    $160,000      $126,000   $219,000    57.53%
                                 ========    ========      ========   ========

Premiums:
 Life insurance                  $  4,509    $    750      $  1,020   $  4,779    21.34%
 Accident and health insurance      1,051        -             -         1,051      .00%
 Property and liability
  insurance                       748,595      34,339        31,134    745,390     4.18%
                                 --------    --------      --------   --------

    Total premiums               $754,155    $ 35,089      $ 32,154   $751,220     4.28%
                                 ========    ========      ========   ========

SCHEDULE V - Valuation and Qualifying Accounts
LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
For the years ended December 31, 1996, 1995 and 1994

                                                            Additions                       Deductions
                                              ----------------------------------     ------------------------
                                                Charged
                               Balance at       (Credited)                                                       Balance
                                Beginning     to Costs and                                          Sale of     at End of
       Description             of Period         Expenses    Recoveries    Other     Write-Offs   Receivables    Period
       -----------             ---------      -------------  ----------    -----     ----------   -----------    ------
                                                                       (Thousands of dollars)
1996
----
Loan receivables of banking
 and lending subsidiaries        $13,893         $ 9,966       $5,104     $  -          $16,174       $612       $12,177
Trade, notes and other
 receivables                       6,609           8,446        1,269        -            9,040         78         7,206
                                 -------         -------       ------     -------       -------       ----       -------

   Total allowance for
    doubtful accounts            $20,502         $18,412       $6,373     $  -          $25,214       $690       $19,383
                                 =======         =======       ======     =======       =======       ====       =======

Reinsurance receivable           $ 4,804          $ (988)      $ -        $  -          $   358       $ -        $ 3,458
                                 =======          ======       ======     =======       =======       ====       =======

1995
----
Loan receivables of banking
 and lending subsidiaries        $12,308         $ 9,467       $4,163     $  -          $12,045       $ -        $13,893
Trade, notes and other
 receivables                       5,773           6,832        1,283        -            7,124        155         6,609
                                 -------         -------       ------     -------       -------       ----       -------

   Total allowance for
    doubtful accounts            $18,081         $16,299       $5,446     $  -          $19,169       $155       $20,502
                                 =======         =======       ======     =======       =======       ====       =======

Reinsurance receivable           $ 4,046         $   969       $ -        $  -          $   211       $ -        $ 4,804
                                 =======         =======       ======     =======       =======       ====       =======

1994
----
Loan receivables of banking
 and lending subsidiaries        $ 8,341         $ 7,634       $2,702     $  -          $ 6,369       $ -        $12,308
Trade, notes and other
 receivables                       5,185           5,744        1,449        -            6,605         -          5,773
                                 -------         -------       ------     -------       -------       ----       -------

   Total allowance for
    doubtful accounts            $13,526         $13,378       $4,151     $  -          $12,974       $ -        $18,081
                                 =======         =======       ======     =======       =======       ====       =======

Reinsurance receivable           $83,825         $(2,799)      $ -        $  -          $76,980(a)    $ -        $ 4,046
                                 =======         =======       ======     =======       =======       ====       =======


    (a) Principally relates to the write-off of fully reserved receivables for unpaid losses.

SCHEDULE VI - Schedule of Supplemental Information for Property and Casualty Insurance Underwriters
LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
For the years ended December 31, 1996, 1995 and 1994

                               Discount, if any,       Claims and Claim
                             Deducted in Reserves     Adjustment Expenses       Paid Claims
                             for Unpaid Claims and    Incurred Related to:       and Claim
                               Claim Adjustment     ------------------------    Adjustment
                                    Expenses        Current Year  Prior Year     Expenses
                                    --------        ------------  ----------     --------
                                                      (Thousands of dollars)
1996
Automobile                           $ -             $622,948      $ (6,995)     $629,163
Commercial                            347              64,171          (465)       75,069
Miscellaneous and personal             -               45,687        (3,707)       41,793
                                     ----            --------      --------      --------

  Total property and casualty        $347            $732,806      $(11,167)     $746,025
                                     ====            ========      ========      ========

1995
Automobile                           $ -             $626,781      $ (6,614)     $573,055
Commercial                            252              71,329        (7,604)       38,497
Miscellaneous and personal             -               36,961        (6,040)       31,640
                                     ----            --------      --------      --------

  Total property and casualty        $252            $735,071      $(20,258)     $643,192
                                     ====            ========      ========      ========

1994
Automobile                           $ -             $556,736      $(55,771)     $483,120
Commercial                            276              70,658       (12,822)       59,436
Miscellaneous and personal             -               51,983        (6,221)       46,042
                                     ----            --------      --------      --------

  Total property and casualty        $276            $679,377      $(74,814)     $588,598
                                     ====            ========      ========      ========


                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    LEUCADIA NATIONAL CORPORATION

                                    By: /s/ Joseph A. Orlando
                                       -------------------------------
                                       Joseph A. Orlando
                                       Vice President and
                                       Chief Financial Officer

Date: October 3, 1997